Exhibit 2.1

ASSET SALE AND PURCHASE AGREEMENT

BETWEEN

@ROAD, INC.

AND

MOBILEARIA, INC.

Dated as of July 7, 2006

i

		5.2.6	Solvency	27
		5.2.7	Availability of Funds	27
		5.2.8	Adequate Assurance of Future Performance	27
		5.2.9	Compliance with Law	27
		5.2.10	Anti-Money Laundering	27
	5.3	Survival of Representations, Warranties and Certain Covenants of the Seller		27
	5.4	Survival of Representations, Warranties and Certain Covenants of the Purchaser		28
6.	CONDITIONS TO CLOSING		28
	6.1	Conditions to Obligations of Seller and Purchaser		28
		6.1.1	Sale Approval Order	28
		6.1.2	No Law, Judgments, Etc.	28
	6.2	Conditions to Obligations of Purchaser		28
		6.2.1	Accuracy of Representations and Warranties	28
		6.2.2	Performance of Covenants	29
		6.2.3	Payment of Cure Amounts	29
		6.2.4	Certification	29
		6.2.5	Other Approvals	29
		6.2.6.	Stockholder Consent	29
	6.3	Conditions to Obligations of Seller		29
		6.3.1	Accuracy of Representations and Warranties	29
		6.3.2	Performance of Covenants	29
		6.3.3	Delivery of Purchase Price	29
7.	CLOSING		30
	7.1	The Closing		30
	7.2	Ancillary Agreements		30
	7.3	Seller’s Deliveries		30
	7.4	Purchaser’s Deliveries		31
8.	CERTAIN ADDITIONAL COVENANTS		31
	8.1	Bankruptcy Actions		31
	8.2	Registrations, Filings and Consents; Further Actions		32
	8.3	Operation of the Business Pending Closing		32
	8.4	Assumed Contracts; Cure Amounts		32
	8.5	Post-Closing Covenants		33
		8.5.1	Seller Post-Closing Covenants	33
		8.5.2	Technical Documentation	34
		8.5.3	Books and Records and Litigation Assistance From and After Closing	34
		8.5.4	Payment and Collections	35
		8.5.5	Intellectual Property Transition Rights	35
	8.6	Further Assurances		36
	8.7	[Reserved]		36
	8.8	Certain Transactions		36
	8.9	Communications with Customers and Suppliers		36
9.	TERMINATION		36
	9.1	Termination		36
		9.1.1	By Either Party	36
		9.1.2	By Purchaser	37
	9.2	Notice of Termination		37
	9.3	Procedure and Effect of Termination		37

10.	OTHER TAX MATTERS	38
11.	BANKRUPTCY MATTERS	39
	11.1	Court Approval	39
	11.2	Sale Hearing	39
12.	INDEMNIFICATION	40
	12.1	Seller’s Agreement to Indemnify	40
	12.2	Purchaser’s Agreement to Indemnify	40
	12.3	Limitations on Agreements to Indemnify	40
	12.4	Third Party Indemnification Procedures	41
13.	MISCELLANEOUS	42
	13.1	Bulk Sales Laws	42
	13.2	Notices	42
	13.3	Assignment	43
	13.4	Entire Agreement	43
	13.5	Waiver	43
	13.6	Severability	43
	13.7	Amendment	43
	13.8	Expenses	43
	13.9	Third Parties	44
	13.10	Headings	44
	13.11	Counterparts	44
	13.12	Governing Law	44
	13.13	Public Announcements	44
	13.14	Sales or Transfer Taxes	44
	13.15	Venue and Retention of Jurisdiction	44
	13.16	Risk of Loss	44
	13.17	Enforcement of Agreement	44
	13.18	Dispute Resolution	44
	13.19	No Right of Setoff	45
	13.20	Limitation on Damages	45

LIST OF SCHEDULES

Schedule Designation	Schedule Description

A	Seller’s Knowledge
B	Reference Balance Sheet
1.1.2.A	Third Party Bailed Assets
1.1.2.D	Excluded Contracts
1.1.2.F	Privileged Information and Materials
1.1.2.I	Other Excluded Assets
2.1.1	Transferred Contracts
2.1.3	Certain Assumed Liabilities
4.2	Allocation of Purchase Price
5.1.1	Organization and Good Standing
5.1.3	No Violations
5.1.4	Sufficiency of Acquired Assets
5.1.5.A	Title to Personal Property
5.1.5.C	Other Inventory Locations
5.1.5.D	Machinery, Equipment and Capitalized Tools (Value Greater than $5,000 USD)
5.1.6	Litigation
5.1.7.A.1	Owned Intellectual Property
5.1.7.A.2	Licensed Intellectual Property
5.1.7.A.3	Software
5.1.7.B	Intellectual Property Litigation Claims
5.1.7.C	Rights Granted to Third Parties
5.1.7.D	Free and Clear Owned Intellectual Property
5.1.7.E	Excluded License
5.1.8	Insurance
5.1.9	Permits
5.1.11	Third Party Consents
5.1.12(i)	December 31, 2003, 2004 and 2005 Unaudited Balance Sheets and Income Statements for the Business
5.1.12(ii)	Unaudited Balance Sheet and Income Statement for Four Months Ended April 30, 2006.
5.1.13	Absence of Certain Changes
5.1.14.A	Listed Contracts
5.1.14.B	Listed Contracts — Exceptions
5.1.15.A	Tax Returns
5.1.15.D	Tax Matters
5.1.16.A	Business Employees
5.1.16.B	Funding
6.2.5	Third Party Approvals
7.2.1	Assignment of Lease
7.2.2.A	Assignment of Patent Rights
7.2.2.B	Assignment of Trademark Rights
7.2.3	Assignment and Assumption Agreement
7.2.4	Escrow Agreement
7.2.5	Bill of Sale
7.2.6	License from Delphi Technologies, Inc. to @Road, Inc. of Vehicle Bus Adapter firmware and Power Moding Profile software

ASSET SALE AND PURCHASE AGREEMENT

THIS ASSET SALE AND PURCHASE AGREEMENT (this “Agreement”) dated as of July 7, 2006, by and between @ROAD, INC., a Delaware corporation (“@ROAD” or “Purchaser”) and MOBILEARIA, INC., a Delaware corporation (“MobileAria” or “Seller”).

R  E  C  I  T  A  L  S:

WHEREAS, MobileAria is engaged in the Business (as hereinafter defined).

WHEREAS, Delphi Automotive Systems LLC, a Delaware limited liability company (“Delphi”) owns approximately 71% of MobileAria’s issued and outstanding capital stock.

WHEREAS, on October 8, 2005, Delphi and certain of its affiliates filed voluntary petitions for relief under Chapter 11 of Title 11, U.S.C. §§101 et seq. (as in effect on October 14, 2005) (the “Bankruptcy Code”), in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”).

WHEREAS, on October 14, 2005 (the “Petition Date”), MobileAria filed a voluntary petition for relief under the Bankruptcy Code in the Bankruptcy Court. As of the Petition Date, the MobileAria bankruptcy case has been consolidated with the Delphi bankruptcy cases (collectively, MobileAria’s bankruptcy case and the Delphi bankruptcy cases are referred to as the “Bankruptcy Cases”).

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, and as authorized under Sections 363 and 365 of the Bankruptcy Code, MobileAria desires to sell to Purchaser all right, title and interest of MobileAria in and to the Acquired Assets (as hereinafter defined), and Purchaser (as hereinafter defined) desires to make such purchase, subject to Purchaser’s assumption of the Assumed Liabilities and the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises, mutual promises, representations, warranties and covenants contained in this Agreement and other good and valuable consideration, and intending to be legally bound hereby, the Parties agree:

DEFINITIONS

The following terms, as used in this Agreement, shall have the following meanings whether used in the singular or plural (other terms are defined in Sections or Schedules to which they pertain):

“Accounts Receivable” means all trade accounts receivable and other rights to payment from customers and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of Products delivered to customers, all other accounts or notes receivable and the full benefit of all security for such accounts or notes and any claim, remedy or other right related to any of the foregoing.

“Acquired Assets” means the assets referred to in Section 1.1.1.

“Administrative Assets” means books, records and other administrative assets used in or necessary for continuing the operations of MobileAria including but not limited to advertising and promotional materials, catalogues, price lists, correspondence, mailing lists, customer lists, vendor lists, photographs, production data, sales materials and records, purchasing materials and records, personnel records of employees, billing records, accounting records, other financial records, and sale order files; provided, however that Administrative Assets do not include Technical Documentation.

“Affiliate” means with respect to any Party any business or other entity directly or indirectly controlling, controlled by or under common control with such specified entity. For purposes of this definition, control means ownership of more than fifty percent (50%) of the shares or other equity interest having power to elect directors or persons performing a similar function.

“Agreement” means this Asset Sale and Purchase Agreement, including its Schedules.

“Allocation” means allocation of the Purchase Price, as described in Section 4.2.

“Alternate Bid(s)” shall have the meaning set forth in Section 11.2.

“Alternate Bidder(s)” shall have the meaning set forth in Section 11.2.

“Ancillary Agreements” means the agreements referred to in Section 7.2.

“Assumed Contracts” means those Transferred Contracts entered into by Seller before the Petition Date.

“Assumed Liabilities” means the obligations assumed by Purchaser pursuant to Article  2, but only to the extent that an obligation: (a) arises on or after the Closing; and (b) with respect to obligations arising under Transferred Contracts: (i) does not arise from or relate to any breach by the Seller of any provision of any of the Transferred Contracts; (ii) does not arise from or relate to any event, circumstance or condition occurring or existing on or prior to the Closing that, with or without notice or lapse of time, would constitute or result in a breach of any of the Transferred Contracts; and (iii) is ascertainable by reference to the express terms of the Transferred Contracts.

“Assumption Notice” means the notice sent by Seller to each nondebtor party to an Assumed Contract identifying Purchaser as the successful bidder.

“Bankruptcy Cases” shall have the meaning set forth in the Recitals.

“Bankruptcy Code” shall have the meaning set forth in the Recitals.

“Bankruptcy Court” shall have the meaning set forth in the Recitals.

“Bankruptcy Rules” means the U.S. Federal Rules of Bankruptcy Procedure.

“Bidding Procedures Order” means the order of the Bankruptcy Court approving the Bidding Procedures.

“Bidding Procedures” means the MobileAria, Inc. Bidding Procedures, as attached to the Bidding Procedures Order.

“Business” means providing location-based, data communication, productivity, and security services, as well as designing, marketing, and making available vehicle installed hardware units in the business-to-business market for remote and mobile platforms such as trucks, trailers, and service vehicles. For avoidance of doubt, the Business does not include services or hardware for entertainment media distribution or playback or any services or hardware for the consumer or automotive markets.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or obligated by law or executive order to close.

“Business Employees” shall have the meaning set forth in Section 3.1.

“Claims” mean losses, liabilities, claims (as defined in Section 101 of the Bankruptcy Code), damages or expenses (including reasonable legal fees and expenses) whatsoever, whether known or unknown, fixed, liquidated, contingent or otherwise.

“Closing” shall have the meaning set forth in Section 7.1.

“Closing Date” means the date of Closing.

“Committee” means the official committee of unsecured creditors appointed in the Bankruptcy Cases.

“Competing HW” shall have the meaning set forth in Section 8.5.1.A.

“Competitive Business” shall have the meaning set forth in Section 8.5.1.A.

“Contracts” mean all written or material oral purchase orders, sales agreements, service contracts, distribution agreements, sales representative agreements, employment or consulting agreements, leases (for real property, personal property or otherwise), product warranty or service agreements and other commitments, agreements and undertakings of any nature, including quotations and bids outstanding on the Closing Date.

“Copyrights” mean: (i) copyrights existing anywhere (registered, statutory or otherwise) and registrations, renewals, revivals, reissuances, extensions and applications for registration thereof, and all rights therein, provided by international treaties or conventions; (ii) moral rights (including, without limitation, rights of paternity and integrity), and waivers of such rights by others; (iii) database and data protection rights whether or not based on copyright; (iv) semiconductor chip mask work registrations and applications for registration thereof; (v) copies, files and tangible embodiments of all of the foregoing, in whatever form or medium; (vi) all rights to file and apply for, prosecute, defend and enforce any of the foregoing; and (vii) all rights to sue or recover and retain damages and costs and attorneys’ fees for present and past infringement of any of the foregoing.

“Cure Amounts” means all cure amounts payable in order to cure any monetary defaults required to be cured under Section 365(b)(1) of the Bankruptcy Code or otherwise effectuate, pursuant to the Bankruptcy Code, the assumption by Seller and assignment to Purchaser of the Assumed Contracts under the Sale Approval Order that are Transferred Contracts.

“Defending Party” shall have the meaning set forth in Section 13.18.

“Delphi” shall have the meaning set forth in the Recitals.

“Demanding Party” shall have the meaning set forth in Section 13.18.

“Deposit Amount” shall have the meaning set forth in Section 4.1.1.

“Disclosure Schedule” means, collectively, the Schedules to Seller’s Representations and Warranties contained in Section 5.1.

“Escrow Agent” means the escrow agent under the Escrow Agreement.

“Escrow Agreement” shall have the meaning set forth in Section 4.1.2.

“Escrow Amount” shall have the meaning set forth in Section 4.1.2.

“Escrow Period” shall have the meaning set forth in Section 4.1.2.

“Excluded Assets” means assets not included in the Acquired Assets, as set forth in Section 1.1.2.

“Excluded Contracts” shall have the meaning set forth in Section 1.1.2.D.

“Excluded License” shall have the meaning set forth in Section 5.1.7.E.

“Expiration Date” shall have the meaning set forth in Section 5.3.

“Final Order” means an order or judgment: (i) as to which the time to appeal, petition for certiorari or move for review or rehearing has expired and as to which no appeal, petition for certiorari or other proceeding for review or rehearing is pending or (ii) if an appeal, writ of certiorari, re-argument or rehearing has been filed or sought, the order or judgment has been affirmed by the highest court to which such order or judgment was appealed or certiorari has been denied, or re-argument or rehearing shall have been denied or resulted in no modification of such order or judgment, and the time to take any further appeal or to seek certiorari or further re-argument or rehearing has expired; provided, however, that the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed with respect to such order or judgment shall not prevent such order or judgment from being considered a Final Order.

“Financial Statements” shall have the meaning set forth in Section 5.1.12.

“GAAP” means United States generally accepted accounting principles as in effect from time to time consistently applied.

“Good Faith Deposit” shall have the meaning set forth in Section 4.1.1.

“Governmental Entity” means any United States federal, state or local, tribunal, legislative, executive, governmental, quasi-governmental or regulatory authority, self-regulatory authority, agency, department, commission, instrumentality or body having governmental authority with respect to the transactions contemplated hereby, under applicable law.

“Including” means, whether or not initially capitalized, including without limitation.

“Indemnification Claim” shall have the meaning set forth in Section 12.4.

“Intellectual Property” means the Patent Rights, Trademark Rights, Copyrights, Software, Technical Documentation, Trade Secrets, Know-How and registered domain names and IP addresses.

“Inventory” means finished goods, raw materials, work-in-process, packaging, stores, stock, supplies, and other inventory, wherever located.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Know-How” means proprietary technical and business knowledge and information, including specifications, designs, methodologies, processes and production techniques resulting from research and development, technology, manufacturing and production processes, research and development information, drawings, specifications, designs, plans, proposals, technical data, vendor and marketing and business data and customer and vendor lists and information, whether or not confidential.

“Laws” means laws, ordinances, codes, standards, administrative rulings or regulations of any applicable federal, state, local or foreign governmental authority.

“Licensed Intellectual Property” means Seller’s rights with respect to all Intellectual Property licensed or sublicensed to Seller from an affiliated or unaffiliated third party.

“Lien” means any lien, charge, claim, pledge, security interest, conditional sale agreement or other title retention agreement, lease, mortgage, security interest, option or other encumbrance (including the filing of, or agreement to give, any financing statement under the Uniform Commercial Code of any jurisdiction).

“Listed Contracts” means the Seller’s contracts and commitments listed on Schedule 5.1.14.A.

“Material Adverse Effect” means any change or event that has a material adverse effect on the business, assets, properties, financial condition or results of operations of the Business taken as a whole, except any change or event resulting from, relating to or arising out of: (a) any act or omission of a Seller taken with the prior written consent of the Purchaser; (b) any action taken by Seller or Purchaser or any of their respective representatives required by the terms of this Agreement; (c) general business or economic conditions; (d) conditions affecting the industry and markets in which the Business generally operates; (e) increases in energy, electricity, natural gas, raw materials or other operating costs; (f) changes resulting from the filing of the Bankruptcy Cases or from any action required by the Bankruptcy Court; (g) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon such country, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of any of such countries; (h) acts of God; (i) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index); (j) changes in United States generally accepted accounting principles or generally accepted accounting principles of any foreign jurisdiction; (k) changes in any Law; (l) any existing event, occurrence or circumstance listed in the Disclosure Schedule as of the date hereof; (m) any adverse change in or effect on the Business that is entirely cured by Seller before the earlier of: (1) the Closing Date; and (2) the date on which this Agreement is terminated pursuant to Section 9.1 hereof; or (n) the regulatory status of the Purchaser.

“MobileAria” means MobileAria, Inc., a Delaware corporation.

“Notice” shall have the meaning set forth in Section 13.18.

“OFAC” shall have the meaning set forth in Section 5.2.10.

“Ordinary Course of Business” means, with respect to the Business, the ordinary course of business consistent with custom and practice of the Business from and after the Petition Date or to the extent consistent with orders issued in the Bankruptcy Cases.

“Organizational Documents” means: (a) the articles of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the articles or certificate of organization and the operating agreement or other document intended to govern the structure and/or internal affairs of a limited liability company; (e) any charter, agreement, indenture, or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to the foregoing.

“Owned Intellectual Property” means all Intellectual Property in and to which Seller holds, or has a right to hold, in whole or in part, right, title and interest.

“Party” or “Parties” means Purchaser and/or Seller.

“Patent Rights” means: (i) patentable inventions, whether or not reduced to practice, and whether or not yet made the subject of a pending patent application or applications; (ii) designs, ideas and conceptions of patentable subject matter, including, without limitation, any patent disclosures and inventor certificates, whether or not reduced to practice and whether or not yet made the subject of a pending patent application or applications; (iii) national (including the United States) and multinational statutory invention and design registrations, patents, and patent applications (including all provisionals, substitutions, reissues, divisions, continuations, continuations-in-part, extensions and reexaminations) and all rights therein provided by international treaties or conventions, and all patentable improvements to the inventions disclosed in each such registration, patent or application; (iv) copies, files and tangible embodiments of all of the foregoing, in whatever form or medium; and (v) all rights to sue or recover and retain damages and costs and attorneys’ fees for present and past infringement of any of the foregoing.

“Permits” means permits, concessions, grants, franchises, licenses and other governmental authorizations and approvals issued to Seller and that are currently used exclusively for the purpose of carrying on the Business or that relate exclusively to the Acquired Assets.

“Permitted Lien” means Liens of Seller’s pre-Petition Date secured lenders and post-Petition Date secured lenders which Liens will be released on or prior to the Closing of the Sale.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or other entity or organization.

“Personal Property” means tangible personal property other than Inventory, including production machinery, equipment, tools, dies, jigs, molds, patterns, gauges, production fixtures,

material handling equipment, related spare parts, business machines, computer hardware and other IT assets other than Intellectual Property, office furniture and fixtures, in-factory vehicles, trucks, model shop equipment, laboratory test fixtures and other tangible personal property, whether located on the Seller’s premises, at the place of business of a vendor or elsewhere.

“Petition Date” shall mean October 14, 2005.

“Post-Closing Portion” shall have the meaning set forth in Section 10.3.

“Post-Petition Contracts” means the Contracts of MobileAria relating to the Business entered into in the Ordinary Course of Business or approved by the Bankruptcy Court, in either case on or after the Petition Date.

“Pre-Closing Portion” shall have the meaning set forth in Section 10.3.

“Premises” means the suite of offices leased by Seller for the Business at 800 West El Camino Real, Suite 240, Mountain View, California 94040.

“Purchase Price” means the payment referred to in Section 4.1.

“Products” means location-based, data communication, productivity, and security services for remote and mobile platforms in the commercial business-to-business market, including trucks, trailers, and service vehicles. Products include back end server software, client software, and vehicle installed hardware units. For avoidance of doubt, Products do not include services or hardware for entertainment media distribution or playback or any services or hardware for the consumer or automotive markets.

“Purchased Intellectual Property” means all Owned Intellectual Property and Licensed Intellectual Property.

“Purchaser” shall have the meaning set forth in the Preamble to this Agreement.

“Purchaser Damages” shall have the meaning set forth in Section 12.1.

“Qualified Bid” means a bid submitted to the Seller on or before 11:00 a.m. (Prevailing Eastern Time) on June 29, 2006, which includes all of the Required Bid Documents (as defined by the Bidding Procedures) and is deemed by the Seller to constitute a “Qualified Bid.”

“Reference Balance Sheet” means the balance sheet of the Business attached as Schedule B.

“Retained Liabilities” shall have the meaning set forth in Section 2.3.

“Retention Bonus” shall have the meaning set forth in Section 3.1.4.

“Sale” means the sale of the Business in accordance with the Bidding Procedures.

“Sale Approval Order” means an order or orders of the Bankruptcy Court approving the Sale issued pursuant to Sections 363 and 365 of the Bankruptcy Code in form and substance reasonably satisfactory to Purchaser, authorizing and approving, among other things, the sale, transfer and assignment of the Acquired Assets and Assumed Liabilities to the Purchaser in accordance with the terms and conditions of this Agreement, free and clear of all Liens other than,

Permitted Liens and Liens encompassed within Assumed Liabilities assumed by Purchaser pursuant to Article 2, if any.

“Sale Hearing” shall have the meaning set forth in Section 11.2.

“SDN List” shall have the meaning set forth in Section 5.2.10.

“Seller” means MobileAria, Inc, a Delaware corporation.

“Seller Damages” shall have the meaning set forth in Section 12.2.

“Seller’s Knowledge” or “Knowledge of Seller” means the actual knowledge after reasonable investigation of the individuals listed on Schedule A, in each of their respective functional areas without imputation of the knowledge of any other Person.

“Software” means computer software and programs, including, without limitation, source code, shareware, firmware, middleware, courseware, open source code, operating systems and specifications, system data, record and table layouts, databases, files documentation, storage media, manuals and other materials related thereto.

“Straddle Period” means any taxable period that begins on or prior to the Closing Date and ends after the Closing Date.

“Tax Return” means any return, declaration, report, claim for refund or information return, or statement, or any other similar filings, related to Taxes, including any Schedule or attachment thereto.

“Tax(es)” means any tax or similar governmental charge, impost or levy whatsoever (including, without limitation, income, franchise, transfer taxes, use, gross receipts, value added, employment, excise, ad valorem, property, withholding, payroll, social contribution, customs duty, minimum or windfall profit taxes or transfer fees), together with any related penalties, fines, additions to tax or interest, imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof.

“Technical Documentation” means all documented technical information currently in the files of the Business primarily used in the Business owned by Seller, in each case pertaining to the design or manufacture of the Products of the Business.

“Termination Date” shall have the meaning set forth in Section 9.1.1.E.

“Third Party Bailed Assets” shall have the meaning set forth in Section 1.1.2.A.

“Third-Party Requirements” shall have the meaning set forth in Section 5.1.3.

“Trade Secrets” means: (i) all forms and types of financial, business, scientific, technical, economic, manufacturing or engineering information, including patterns, plans, compilations, specifications, tooling, program devices, formulas, designs, prototypes, testing plans, methods, techniques, processes, procedures, programs, customer and vendor lists, pricing and cost data, whether tangible or intangible, and whether or how stored, compiled or memorialized physically, electronically, graphically, photographically or in writing, if: (a) the owner thereof has taken reasonable measures to keep such information secret; and (b) the information derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable through proper means by, the public, and confidential technical and business information (including ideas, formulas, compositions, inventions and conceptions of inventions whether patentable or un-patentable and whether or not reduced to practice); (ii) all copies, files and tangible embodiments of all of the foregoing, in whatever form or medium; (iii) all rights to file and apply for, prosecute, defend and enforce any of the foregoing; and (iv) all rights to sue or recover and retain damages, costs and attorneys’ fees for present and past misappropriation of any of the foregoing.

“Trademark Rights” means: (i) trademarks, trade names and service marks; (ii) the good will associated with trademarks, trade names and service marks; (iii) registrations and applications for registration of trademarks, trade names and service marks; (iv) copies, files and tangible embodiments of all of the foregoing, in whatever form or medium; and (v) all rights to sue or recover and retain damages and costs and attorneys’ fees for present and past infringement of any of the foregoing.

“Transferred Contracts” means the Contracts of Seller to be assigned to Purchaser at Closing as described in Section 2.1.1.

“Transferred Employees” shall have the meaning set forth in Section 3.1.3.

“United States” or “U.S.” means the fifty (50) states and the District of Columbia of the United States of America.

“USA PATRIOT Act” shall have the meaning set forth in Section 5.2.10.

“Verizon Contract” shall have the meaning set forth in Section 1.1.5.A.

“Verizon Open Accounts Receivable” means all Accounts Receivable from Verizon Services Corp. for subscriber services to be performed after the Closing Date. All Accounts Receivable from Verizon Services Corp. for hardware and hardware installations is an Excluded Asset.

“Warranties” refers to the representations and warranties provided by Seller to Purchaser, or by Purchaser to Seller, as the case may be, in each case as referred to in Article 5 of this Agreement.

“Wireless Matrix USA, Inc.” shall have the meaning set forth in Section 2.3.

“Wireless Matrix Agreement” shall have the meaning set forth in Section 2.3.

1.                                      CONVEYANCE OF THE ACQUIRED ASSETS:

1.1.   Acquired Assets Transaction.   Upon the terms and subject to the conditions set forth in this Agreement at Closing Seller shall sell, transfer, assign, convey and deliver to the Purchaser, and Purchaser shall purchase, accept and acquire from the Seller, free and clear of all Liens except: (i) Permitted Liens; and (ii) Liens included in the Assumed Liabilities assumed by Purchaser pursuant to Article 2, if any, all of the assets and properties described in Section 1.1.1 below (collectively, the “Acquired Assets”), subject in each case to Section 1.1.2.

1.1.1.   Acquired Assets.   The Acquired Assets consist of all of Seller’s right, title and interest in and to the rights and assets primarily used in, primarily arising from, primarily relating to, or necessary for the conduct of the Business (other than the Excluded Assets), including, without limitation: all Verizon Open Accounts Receivable (including any cash or cash equivalents received with respect to Verizon Open Accounts Receivable prior to the Closing Date), Personal Property, Permits, Inventory, rights under Transferred Contracts (including Seller’s rights against third party manufacturers to the extent any liability is assumed by Purchaser pursuant to Section 2.1), Administrative Assets and Purchased Intellectual Property (including Trademark Rights including Trademark Rights in MobileAria and all Product names, but not including Delphi and related names), in each case if such assets are primarily used in, primarily arising from, primarily relating to, or necessary for the conduct of the Business, including all of Seller’s rights in: (i) tangible Personal Property located at the Premises; and (ii) all Personal Property owned by or leased to the Seller in connection with the Business located at any outsource partner’s location, including Qwest Communication; and (iii) all prepaid Inventory held by any Affiliate of Seller primarily for use in the Business, provided that such Affiliate has been paid in full or been assigned the corresponding receivable by Seller.

1.1.2.   Excluded Assets.   Notwithstanding anything to the contrary in this Agreement or in any Ancillary Agreement, the following properties and assets shall not be included in the Acquired Assets:

A.   Bailed Assets.   Any machinery, equipment, tools, Inventory, tooling, dies, molds, patterns, jigs, gauges, production fixtures, special material handling equipment, customer dunnage and containers owned by any other third party listed in Schedule 1.1.2.A (“Third Party Bailed Assets”).

B.   Personnel and Medical Records.   All work histories, personnel and medical records of employees and former employees of Seller who worked at any time for any reason at the Business for whom a record exists at the Business at the time of Closing; provided, however, so far as legally permissible under applicable data protection, medical confidentiality or similar Laws: Purchaser will be provided the originals of all personnel and medical records of employees of Seller who have accepted employment with Purchaser in connection with the sale hereunder, with the prior written consent of such employee or after posted written notice or other appropriate notice to such employees if legally required. If an employee objects to provision of personnel or medical records to Purchaser, the records will not be provided.

C.   Certain Financial Assets.   Cash, cash equivalents, bank accounts and all accounts receivable (other than Verizon Open Accounts Receivable or cash or cash equivalents received in respect thereof).

D.   Certain Contracts.   All Contracts of Seller that are not Transferred Contracts, including Contracts set forth on Schedule 1.1.2.D (“Excluded Contracts”).

E.   Tax Refunds.   Any refund of Taxes paid, or claim for refund of Taxes paid, of any kind relating to the Acquired Assets for any period prior to the Closing Date.

F.   Privileged Information and Materials.   Information and materials protected by the attorney-client privilege or that, in the case of environmental-related documents, Seller considers to be proprietary information; and the lack of which excluded information and materials are not material to the operation of the Business, and provided that such materials are listed on Schedule 1.1.2.F hereto.

G.   Insurance.   The benefit of any of Seller’s or Seller’s Affiliates’ insurance policies relating to the operation of the Business (including any right to proceeds thereunder).

H.   Certain Rights.   All of the rights and claims of the Seller available to Seller under the Bankruptcy Code, of whatever kind or nature, as set forth in Sections 544 through 551, inclusive, and any other applicable provisions of the Bankruptcy Code, and any related claims and actions arising under such sections by operation of law or otherwise, including any and all proceeds of the foregoing.

I.   Other Excluded Assets.   All computer hardware, equipment, or other assets listed on Schedule 1.1.2.I.

1.1.3.   Post-Closing Asset Deliveries.   Should Seller or Purchaser, in its reasonable discretion, determine after the Closing that books, records or other similar materials constituting Acquired Assets are still in the possession of Seller, Seller shall promptly deliver them to Purchaser at no cost to Purchaser. Should Seller or Purchaser, in its reasonable discretion, determine after the Closing that books, records or other materials constituting Excluded Assets were delivered to Purchaser, Purchaser shall promptly return them to Seller at no cost to Seller other than reimbursing Purchaser’s reasonable out-of-pocket costs.

1.1.4.   Prorations:

A.   To the extent that Seller has made any payment relating to the Business prior to the Closing Date with respect to any item listed in Subparagraph B below relating to periods on or following the Closing Date, Purchaser shall reimburse Seller on a per diem basis; and

B.   To the extent Purchaser makes any payment relating to the Business following the Closing Date with respect to any item listed below relating to periods prior to the Closing Date, Seller shall reimburse Purchaser on a per diem basis, in each case for the following:

(i)   Rent for the Premises and copier leases and other pre-paid amounts under Transferred Contracts (such other pre-paids to be mutually agreed by the parties before Closing);

(ii)   Personal, real property and other ad valorem Taxes, allocated in accordance with local custom;

(iii)   Water, wastewater treatment, sewer charges and other similar types of charges with respect to the Business; and

(iv)   Electric, fuel, gas, telephone and internet services and other utility charges.

C.   Verizon. If Seller receives payments from Verizon Services Corp. pursuant to the Verizon Contract that are for installations and subscriber services to be performed by Purchaser following the Closing Date, Seller shall transfer such payments to Purchaser. If Purchaser receives payments from Verizon Services Corp. pursuant to the Verizon Contract attributable to installations and subscriber services previously performed by Seller relating to periods on or before the Closing Date, Purchaser shall transfer to Seller such funds allocable to each such installation performed by Seller and all such subscriber services rendered by Seller.

D.   Further Assurance. The parties will use commercially reasonable efforts to determine the amounts of the above prorations and settle such amounts at Closing. To the extent that, within sixty (60) days after Closing, Seller, on the one hand, or Purchaser, on the other hand, receives any bill or other invoice for any of the items listed in this Section 1.1.4 or similar items, relating to both pre-Closing and post-Closing periods, the Seller or Purchaser shall, as soon as practicable but no later than ninety (90) days after Closing, send any such bill or invoice to the other Party. If necessary to avoid incurring interest, penalties and/or late charges, Purchaser may pay all amounts shown to be due thereon, and may invoice Seller for all amounts owed by Seller thereunder, and in such case Seller shall reimburse such amounts.

Any payments due under this Section 1.1.4 that have not been settled at Closing shall be made within forty-five (45) days after the end of the month in which a bill or invoice is sent to a Party (or Affiliate thereof); provided, however, that the disputed portion of any such item shall be paid within forty-five (45) days after the final determination thereof on an item-by-item basis. When Purchaser makes a payment to a third party which is required to be reimbursed to Purchaser by Seller, the reimbursement payment shall be considered the repayment of an advance.

1.1.5.   Non-Assignable Permits and Contracts:

A.   Non-Assignability.   After giving effect to the Sale Approval Order, to the extent that any Permit included in the Acquired Assets or any Transferred Contract other than that Agreement No. C0505851 by and between the Seller and Verizon Services Corp. (the “Verizon Contract”) is not capable of being assigned to Purchaser at the Closing without the consent or waiver of the issuer thereof or the other party thereto or any third party (including a Governmental Entity), or if such assignment or attempted assignment would constitute a breach thereof, or a violation of any Law, this Agreement shall not constitute an assignment thereof, or an attempted assignment, until any such consent or waiver is obtained.

B.   Efforts to Obtain Consents and Waivers.   At Purchaser’s request, Seller shall, at its expense, use commercially reasonable efforts, and Purchaser shall, at Seller’s expense, cooperate with Seller, to obtain the consents and waivers and to resolve the impracticalities of assignment referred to in Section 1.1.5.A after the Closing.

C.   If Waivers or Consents Cannot be Obtained.   To the extent that the consents and waivers referred to in Section 1.1.5.A are not obtained by Seller, or until the impracticalities of assignment referred to therein are resolved, Seller’s sole responsibility with respect to such matters, notwithstanding Section 1.1, shall be to use, during the one hundred eighty (180) day period commencing with the Closing, all commercially reasonable efforts, at no cost to Purchaser (other than pursuant to Section1.1.5.D below), to: (i) provide to Purchaser the benefits of any such Permit or Transferred Contract, all as referred to in Section 1.1.5.A, included in the Acquired Assets; (ii) cooperate in any reasonable and lawful arrangement designed to provide such benefits to Purchaser, without incurring any financial obligation to Purchaser; and (iii) at the request and direction of Purchaser, enforce for the account of Purchaser and at the cost of Purchaser any rights of Seller arising from the Permits included in the Acquired Assets or Transferred Contracts referred to in Section 1.1.5.A against such issuer thereof or other party or parties thereto.

D.   Obligation of Purchaser to Perform. To the extent that Purchaser is provided the benefits pursuant to Section 1.1.5.C of any Permit included in the Acquired Assets or Transferred Contracts, Purchaser shall perform, on behalf of Seller, for the benefit of the issuer thereof or the other party or parties thereto the obligations of Seller thereunder or in connection therewith and if Purchaser shall fail to perform to the extent required herein, Seller, without waiving any rights or remedies that it may have under this Agreement or applicable Laws, may suspend its performance under Section 1.1.5.C in respect of the instrument which is the subject of such failure to perform unless and until such situation is remedied; or, at Purchaser’s request, Seller may perform at Purchaser’s sole reasonable cost and expense, in which case Purchaser shall reimburse Seller’s reasonable costs of such performance immediately upon receipt of an invoice. Nothing herein shall be interpreted as shifting the obligation of Seller to pay any Cure Amounts relating to the Transferred Contracts to Purchaser.

2.                                      ASSUMPTION OF LIABILITIES:

2.1.   Assumed Liabilities.   At and as of the Closing, Purchaser shall assume and agree to pay, perform and discharge when due, and shall be liable with respect to, all obligations, liabilities and responsibilities specifically referred to in this Section 2.1 (“Assumed Liabilities”), other than the Retained Liabilities, as follows:

2.1.1.   The obligations of Seller to be performed under the Contracts listed on Schedule 2.1.1 (the “Transferred Contracts”) and the obligations of Seller to be performed under licenses and Permits included in the Acquired Assets that are assigned or otherwise transferred to Purchaser pursuant to this Agreement and listed on Schedule 2.1.1.

2.1.2.   Obligations described in Article 3 of this Agreement with respect to Transferred Employees.

2.1.3.   The obligation to pay for assets, goods or services ordered by Seller on or prior to the Closing and that are received by the Purchaser after Closing, provided that: (i) no single purchase or related group of purchases shall exceed $5,000 unless tied directly to a commitment purchase order from a customer and set forth on Schedule 2.1.3;

and (ii) miscellaneous lesser amounts incurred in the ordinary course of Seller’s business consistent with amounts disclosed to Purchaser as “Expenses” in the income statements provided to Purchaser as part of the Financial Statements (other than Bank Service Charges).

2.1.4.   Liabilities and obligations arising out of, resulting from, or relating to sales pursuant to Transferred Contracts of products or services by the Business, including all Product warranty, Product returns, Product liability (other than design defects) and Product recall liability related thereto.

2.1.5.   All deferred revenue obligations arising under the Verizon Contract including all obligations to fulfill orders relating to products of the Business outstanding on the Closing Date set forth on Schedule 2.1.1.

2.2.   No Expansion of Third Party Rights. The assumption by Purchaser of the Assumed Liabilities shall in no way expand the rights or remedies of any third party against Purchaser or Seller as compared to the rights and remedies which such third party would have had against Seller absent the Bankruptcy Cases, had Purchaser not assumed such Assumed Liabilities. Without limiting the generality of the preceding sentence, the assumption by Purchaser of the Assumed Liabilities shall not create any third-party beneficiary rights other than with respect to the Person that is the obligee of such Assumed Liability.

2.3.   Retained Liabilities. Notwithstanding anything in this Agreement to the contrary, Purchaser shall not assume or be deemed to have assumed, and shall have no liability or obligation with respect thereto, any other liabilities of the Company (collectively, “Retained Liabilities”) including without limitation the following: (i) liabilities in respect of employment or services performed on or prior to the Closing, including, without limitation, liabilities in respect of agreements regarding compensation, severance, stock options and other benefits; (ii) product liability claims to the extent based on a defective design for Products designed by Seller and sold prior to the Closing Date except as expressly set forth in Section 2.1.4; (iii) existing litigation for which a claim has been made to or threatened in writing against Seller on or before the Closing Date; (iv) all Tax liabilities of Seller for all periods (but excluding any Tax liabilities allocated to Purchaser pursuant to Section 10.3 of this Agreement); (v) any liability or obligation of Seller for administrative fees and expenses, including, without limitation, any claims arising under Section 503(b) of the Bankruptcy Code; (vi) any liability or obligation of Seller for transaction fees and expenses and fees and expenses payable to lenders, brokers, financial advisors, legal counsel, accountants and other professionals in connection with this Agreement; (vii) all Debt (as defined by Section 101(12) of the Bankruptcy Code) owed by Seller to any party; (viii)  all Claims, except for Assumed Liabilities; (ix) all liabilities to employees of Seller who are not Transferred Employees as defined in Section 3.1.3, (x) any amounts payable to Wireless Matrix USA, Inc. (“Wireless Matrix”) in connection with, and pursuant to, the termination of the Asset Sale and Purchase Agreement dated June 6, 2006 (the “Wireless Matrix Agreement”), between Wireless Matrix and Seller, or (xi) any liability or obligation not expressly assumed pursuant to Section 2.1 hereof.

3.                                      ACQUIRED ASSETS - PERSONNEL MATTERS — TRANSFERRED EMPLOYEES:

3.1.   Business Employees. Listed on Schedule 5.1.16.A are all employees and consultants of Seller that perform services exclusively or primarily for the Business (each employee required to be so listed a “Business Employee”). With respect to each such employee and consultant (as limited in definition for purposes of this Article 3 only) included thereon,

Schedule 5.1.16.A lists: (i) each such person’s title or job/position; (ii) each such person’s job designation (i.e., salaried or contract); (iii) each such person’s location of employment; (iv) each such person’s employment status (i.e., actively employed or not actively at work (due to, e.g., authorized leave or absence, etc.)); (v) each such person’s annual base rate of compensation; (vi) any additional compensation otherwise payable to such person or for which such person is expressly eligible; and, if applicable; (vii) any consideration, payment, or benefit to which such person may be entitled upon termination of services to the Seller or Purchaser; and (viii) any material, individual specific provisions relating to such person’s employment (e.g., non-compete agreement, golden parachute, etc.) to the extent permitted to be disclosed under applicable Law (including local privacy laws).

3.1.1.   Not later than ten (10) calendar days after signing this Agreement, Purchaser will confirm the names of the employees that it intends to offer employment to. Not later than ten (10) calendar days prior to the Closing Date, Purchaser will offer employment to substantially all Business Employees (other than as set forth on Schedule 5.1.16.A) with such new employment to commence (if accepted) with effect from the Closing and will confirm the list of such employees to Seller promptly thereafter.

3.1.2.   Not later than fifteen (15) calendar days prior to the Closing Date, Seller will provide Purchaser with an updated Schedule 5.1.16.A, such updated schedule to include certain key employees as indicated on the initial schedule.

3.1.3.   Purchaser’s offer of employment to substantially all persons identified on Schedule 5.1.16.A, will on Purchaser’s standard terms and conditions as applied to similarly situated employees; provided, however, that Purchaser shall give each such employee credit for time previously employed by Seller for all purposes within Purchaser’s direct control. Any Business Employee that accepts and commences employment with Purchaser pursuant to a written offer letter with Purchaser shall be referred to herein as a “Transferred Employee”.

3.1.4.   Retention Bonus.   Purchaser shall allocate an aggregate of $500,000 among certain of the Transferred Employees (the “Retention Bonus”). The method of allocation of the Retention Bonus among the Transferred Employees shall be as Purchaser may determine in its sole discretion. The Retention Bonus shall be paid in accordance with the terms and conditions outlined in Purchaser’s offers of employment. On the Purchaser’s first regular payroll date following the six (6) month anniversary of the Closing, Purchaser shall commence payment of the Retention Bonus in such amounts as determined by Purchaser to such Transferred Employees (subject to applicable deductions and withholding).

3.2.   Cooperation.   Seller and Purchaser will provide each other with such records and information as may be reasonably necessary, appropriate and permitted under applicable Law to carry out their obligations under this Article 3.

3.3.   No Third Party Rights.   No provision of this Agreement confers rights or remedies upon any person, including Transferred Employees, other than the parties to this Agreement and Delphi.

4.                                      PURCHASE PRICE:

4.1.   Purchase Price; Deposit Amount.   Subject to the terms and conditions of this Agreement, in consideration of the Sale, the aggregate purchase price for the Acquired Assets shall be the amount of: (i) Eleven Million Four Hundred Thousand Dollars (US $11,400,000.00); plus (ii) assumption of the Assumed Liabilities. The final aggregate purchase price, as so determined, is referred to herein as the “Purchase Price”.

4.1.1.   Deposit Amount.   Purchaser has delivered to the Escrow Agent pursuant to the terms of the Escrow Agreement  $500,000 in immediately available funds (such amount, together with the interest accrued thereon prior to the Closing, the “Deposit Amount”), pursuant to the MobileAria Bidding Procedures attached to the Bidding Procedures Order (the “Good Faith Deposit”) to be held by Seller in an interest bearing account reasonably acceptable to Purchaser to serve as an earnest money deposit under this Agreement, and to be released in accordance with the following procedures:

A.   Deposit Instructions.   On the Closing Date, the Deposit Amount shall become a part of the Escrow Amount pursuant to Section 4.1.2,  and shall be held and distributed in accordance with the provisions of this Agreement and the Escrow Agreement.

B.   Termination of Agreement.   Upon any failure by Purchaser to consummate the Sale after entry of the Sale Approval Order, resulting in a breach by Purchaser hereunder, Seller and Purchaser shall jointly instruct the Escrow Agent to deliver the Deposit Amount, in accordance with the terms of the Escrow Agreement, by wire transfer of immediately available funds, to an account designated by Seller in the Escrow Agreement, to be retained by Seller. Any such payment shall constitute Seller’s sole recourse in connection with such failure to consummate the transactions contemplated hereby.

C.   Other Reason.   Upon termination of this Agreement for any other reason, or upon the failure by Seller to consummate the Sale after entry of the Sale Approval Order, Seller and Purchaser shall jointly instruct the Escrow Agent to deliver the Deposit Amount, by wire transfer of immediately available funds, to an account designated by Purchaser in the Escrow Agreement, to be retained by Purchaser.

D.   Temporary Escrow.   Seller and Purchaser acknowledge that in order to execute this Agreement more expeditiously, Purchaser delivered to DLA Piper Rudnick Gray Cary US LLP, 2000 University Avenue, East Palo Alto, California 94303 (“DLA”) the Deposit Amount on June 28, 2006. Within one (1) business day following the execution of an Escrow Agreement substantially in the form attached hereto as Schedule 7.2.4 by each of the parties thereto, the Purchaser shall direct DLA to deliver the Deposit Amount to the Escrow Agent as set forth in Section 4.1.1 above as if such funds had been delivered by the Purchaser to the Escrow Agent as set forth therein. Such funds shall remain the property and under the control of Purchaser until such time as Purchaser directs DLA pursuant to the preceding sentence, at which time the other provisions of this Section 4.1.1 shall control.

4.1.2.   Delivery of Purchase Price.   At Closing, Purchaser shall pay to Seller an aggregate amount equal to the Purchase Price less the Deposit Amount (apportioned pursuant to the allocation referred to in Section 4.2) and less $475,000 by wire transfer in U.S. Dollars in immediately available funds to the account of the appropriate Seller, pursuant to this Agreement and a notice delivered by Seller to Purchaser prior to Closing.  At Closing, Purchaser shall pay to JPMorgan Chase Bank, NA as “Escrow Agent” hereunder $475,000 of the Purchase Price (when added to the Deposit Amount (total is $975,000) is hereinafter referred to as the “Escrow Amount”) to be held by the Escrow Agent as collateral to secure the rights of the Purchaser under Article 12 hereof. The Escrow Amount shall be held pursuant to the provisions of an escrow agreement substantially in the form of Schedule 7.2.4 (the “Escrow Agreement”). The Escrow Amount will be held by the Escrow Agent from the Closing Date until the one (1) year anniversary of the Closing Date (the “Escrow Period”); provided, however, that in the event Purchaser has made a claim under Article 12 prior to the end of the Escrow Period, then the Escrow Period shall continue (and the Escrow Agent will continue to hold in escrow that portion of the Escrow Amount which is equal to the amount which is necessary to satisfy such indemnity claim) until such claim is fully and finally resolved. The costs and expenses of the Escrow Agent will be paid from and borne solely by the Escrow Amount.

4.2.   Allocation of Purchase Price.

4.2.1.   The Parties agree to allocate the Purchase Price among the Business and the agreements provided herein for transfer of the Business to Purchaser, for all purposes (including financial, accounting and tax) (the “Allocation”) in a manner consistent with the Allocation Schedule set forth in Schedule 4.2 to be mutually agreed upon by Purchaser and Seller in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended, based on the fair market value of the Acquired Assets. Purchaser shall provide to Seller a draft Allocation within fifteen (15) days following the Closing Date. This Allocation shall become final and binding on the parties, unless Seller notifies Purchaser within fifteen (15) days after receipt of such Allocation of Seller’s disagreement with such Allocation. In the event Seller timely notifies Purchaser of such disagreement, the parties shall resolve such disagreement in the manner described in Section 13.18 of this Agreement. Purchaser and Seller shall each report the federal, state and local income and other Tax consequences of the purchase and sale contemplated hereby in a manner consistent with the Allocation, including, if applicable, the preparation and filing of Forms 8594 under Section 1060 of the Internal Revenue Code (or any successor form or successor provision of any future tax law) with their respective federal income Tax Returns for the taxable year which includes the Closing Date, and neither will take any position inconsistent with the Allocation unless otherwise required under applicable law. Seller shall provide Purchaser and Purchaser shall provide Seller with a copy of any information required to be furnished to the Secretary of the Treasury under Internal Revenue Code Section 1060.

4.3.   Other Adjustments.

4.3.1.   Purchaser agrees to buy from Delphi certain inventory up to 6,228 “VTCUs”, as defined in the Verizon Contract, which Delphi, in turn, shall have purchased from Prolificx (the “Prolificx Inventory”) if, and only to the extent that such Prolificx Inventory meets, in all respects, Purchaser’s requirements to fulfill customer purchase orders under the Verizon Contract, the Austin Powder Agreement and the BP Agreement (collectively, “Customer Purchaser Orders”). In the event that such Prolificx Inventory does not meet Purchaser’s requirements to fulfill Customer Purchase Orders for VTCUs, then Delphi should have a right of first refusal to sell to Purchaser modified VTCUs that meet Purchaser’s requirements (the “Modified VTCUs”) if and only if Delphi can deliver such Modified VTCUs to Purchaser to meet the terms and conditions of Customer Purchase Orders, including the delivery date.

Purchaser’s obligation to purchase up to 6,228 VTCUs shall be inclusive of any Modified VTCUs purchased. Purchaser shall promptly notify Delphi of Purchaser’s acceptance of a Customer Purchase Order for Modified VTCUs. Upon receipt of such notice from Purchaser, Delphi shall have five (5) calendar days to provide Purchaser with written confirmation that it can and will provide such Modified VTCUs to Purchaser in accordance with the terms and conditions of the Customer Purchase Order, including the delivery date. Delphi’s right of first refusal shall expire without further notice if Delphi fails to provide the confirmation set forth herein.

4.3.2.   Upon reasonable request and after receipt of a Customer Purchase Order, Delphi shall comply with Purchaser’s requests to inspect, test and obtain information concerning the Prolificx Inventory and any Modified VTCUs as contemplated by this Section 4.3 and provide such other adequate assurances of Delphi’s ability to provide Prolificx Inventory or Modified VTCUs within the time specified within the Customer Purchase Order. All such requests to inspect, test and/or obtain information concerning the Prolificx Inventory and any Modified VTCUs shall provide sufficient time for Delphi to transfer such Prolificx Inventory or Modified VTCUs to a testing facility as mutually agreed to between the parties.

4.3.3.   Provided that Delphi confirms within five (5) calendar days of a request by Purchaser that it will provide Purchaser with Prolificx Inventory or Modified VTCUs in accordance with the terms of Purchaser’s Customer Purchase Orders, Purchaser shall purchase all Prolificx Inventory and Modified VTCUs from Delphi as needed prior to purchasing any VTCUs from any other source.

4.3.4.   The Prolificx Inventory and any Modified VTCUs shall be purchased by Purchaser at the same VTCU unit price provided for in that certain Amendment No. 1 dated April 5, 2006 to the Prolificx Manufacturing Services and License Agreement between Prolificx New Zealand Ltd. and the Seller dated August 1, 2005 (“the Prolificx Agreement”).

4.3.5.   Purchaser shall have no obligation to purchase the Prolificx Inventory or the Modified VTCUs (i) if such Prolificx Inventory or Modified VTCUs is not first quality inventory saleable to Customers in the ordinary course of Purchaser’s business and/or (ii) if the warranty (of 3 years from the date of delivery to Purchaser) for the Prolificx Inventory or the Modified VTCUs (which shall be no less favorable to Purchaser than the warranty for Prolificx Inventory) is not in full force and effect in all respects or in any other manner diminished.

4.3.6.   Regarding Purchaser’s acquisition of inventory from Delphi under this section, Purchaser shall have the same rights, including warranty rights, as Seller, Delphi and its affiliates have, as buyers, against Prolificx or otherwise arising under the Prolificx Agreement, including without limitation, transfer of title and invoicing and payment terms.

4.3.7.   Delphi shall not (i) sell the Prolificx Inventory to any party other than to Purchaser nor (ii) delegate its obligations under this Section 4.3 without the consent of Purchaser.

4.3.8.   Nothing herein shall limit in any respects Purchaser’s rights under the law or in equity as against Seller or Delphi with respect to the obligations set forth in this Section 4.3.

4.3.9.   Subject to all of the other terms and conditions of this Section 4.3 relating to the Prolificx Inventory, Purchaser agrees that it shall purchase from Delphi 2,000 VTCUs, whether or not it has received Customer Purchase Orders for such Prolificx Inventory, within one (1) year from the Closing Date.

5.                                      REPRESENTATIONS AND WARRANTIES:

5.1.   Representations and Warranties of Seller.   All information set forth in the Disclosure Schedules with respect to any clause of this Section 5.1 shall be deemed disclosed under and incorporated into any other clause of this Section 5.1 as to which such disclosure would clearly be appropriate based solely on the language in such disclosure and such other clause. Seller represents and warrants to Purchaser as follows:

5.1.1.   Organization and Good Standing.   Except as otherwise set forth on Schedule 5.1.1, Seller is a legal entity duly organized, validly existing and in good standing under the laws of the state of Delaware, and has all requisite corporate or other organizational power and, subject to any required Bankruptcy Court approval, authority to own, lease and operate its properties and assets and to carry on the Business as presently conducted, and is in good standing in all jurisdictions where it owns or leases real property, except where the failure so to qualify or to be so licensed would not have a Material Adverse Effect.

5.1.2.   Corporate Power; Due Authorization.   Seller has the corporate or other organizational power and authority to execute and deliver this Agreement and the Ancillary Agreements, subject to Bankruptcy Court approval, to which Seller is a party, and to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated herein and therein. The execution, delivery and performance of this Agreement and the Ancillary Agreements by the Seller and the consummation of the contemplated transactions have been duly authorized by all necessary action on the part of Seller. Subject to the entry and effectiveness of the Sale Approval Order, this Agreement, and the Ancillary Agreements, have been duly and validly executed and delivered by or on behalf of the Seller and (assuming this Agreement constitutes a valid and binding obligation of Purchaser) constitutes a legal, valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors’ rights generally from time to time in effect and to general equitable principles.

5.1.3.   No Violations.   No consent, approval, authorization of, declaration, filing or registration with any domestic or foreign government or regulatory authority or any other third party is required to be made or obtained by the Seller in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements (including the assignment of all Transferred Contracts and all Purchased Intellectual Property), except for: (i) consents, approvals, authorizations of, declarations or filings with, the Bankruptcy Court that have been made or obtained, or will be made or obtained prior to the Closing; and (ii) consents, approvals, authorizations, declarations, filings and registrations set forth on Schedule 5.1.3, the lack of which would not have a Material Adverse Effect. The items referred to in clauses (i) through (ii) of this Section 5.1.3 are hereinafter referred to as the “Third-Party equirements”.

5.1.4.   Sufficiency of Acquired Assets.   The Acquired Assets comprise all of the assets reasonably necessary to carry on the Business in all material respects as it is now being conducted, except as identified on Schedule 5.1.4.

5.1.5.   Personal Property; Condition of Personal Property:

A.   Title to Personal Property.   Except for the Personal Property leases and other Personal Property referred to in Schedule 5.1.5.A, Seller has good, valid and marketable title to the Personal Property and Inventory included in the Acquired Assets. Upon entry by the Bankruptcy Court of the Sale Approval Order, Seller shall transfer the Acquired Assets free and clear of any Lien, except as otherwise expressly indicated in paragraph 8 on Schedule 5.1.5.A.

B.   Condition of Personal Property.   To the Seller’s Knowledge, the Personal Property included in the Acquired Assets are in such condition (considering age and purpose for which used) as to enable the Business to be conducted as currently conducted without material disruption.

C.   Inventory.   Except to the extent identified in Schedule 5.1.5.C, the Inventory included in the Acquired Assets will, as of the Closing, be located at Seller’s Mountain View, CA site and such other locations as set forth on Schedule 5.1.5.C, be fit for the purpose for which it is ordinarily acquired, and, in the case of finished goods Inventory, merchantable in the Ordinary Course of Business in all material respects.

D.   Machinery, Equipment and Tools.   Regarding the Acquired Assets, Schedule 5.1.5.D sets forth a list of substantially all machinery, equipment and capitalized tools with an acquisition value greater than $5,000 USD, included in the Acquired Assets and primarily used in or related to the Business.

5.1.6.   Litigation.   Except for the pendency of the Bankruptcy Cases and any Claims referred to in Schedule 5.1.6, there is no suit, action, proceeding or, to Seller’s Knowledge, investigation (whether at law or equity, before or by any federal, state or foreign commission, court, tribunal, board, agency or instrumentality, or before any arbitrator) pending or, to any of the Seller’s Knowledge, threatened against or affecting Seller.

5.1.7.   Intellectual Property Assets:

A.   Schedule 5.1.7.A.1 sets forth a true and complete list, including a complete identification of each patent, trademark registration, copyright registration, domain name registration, and application therefor included in the Owned Intellectual Property; and Schedule 5.1.7.A.2 sets forth a true and complete list of all Licensed Intellectual Property. Schedule 5.1.7.A.3 sets forth a true and complete list, in all material respects, of all Software used in, arising from, relating to, or necessary for the conduct of the Business. To Seller’s Knowledge there are no impediments to the ability of Seller under applicable Laws to maintain in effect or renew their respective rights, in all material respects, in and to the Owned Intellectual Property. Except as set forth on Schedule 5.1.11, Schedule 5.1.14.B and/or Schedule 6.2.5, to Seller’s Knowledge there are no impediments to the ability of Seller under applicable Law to grant to Purchaser by license or assignment the rights to the Licensed Intellectual Property as contemplated in this Agreement.

B.   To Seller’s Knowledge, Seller is conducting the Business in a manner that does not violate the intellectual property right of another Person and no Claim has been made by any third party against Seller of Intellectual Property infringement or misappropriation resulting from the operation of the Business, except as set forth in Schedule 5.1.7.B.

C.   Seller has not granted any license, sublicense or other permission to use the Owned Intellectual Property included in the Acquired Assets to any third party, except as set forth on Schedule 5.1.7.C.

D.   Except as set forth on Schedule 5.1.7.D, all Owned Intellectual Property included in the Acquired Assets: (i) is owned solely and exclusively by Seller; and (ii) upon entry by the Bankruptcy Court of the Sale Approval Order, Seller shall transfer the Owned Intellectual Property free and clear of any encumbrances thereon, including those set forth on Schedule 5.1.7.D.

E.   Except as set forth on Schedule 5.1.7.E, no Owned Intellectual Property or any Product that contains any is, in whole or in part, governed by an Excluded License. For purposes of this Agreement, an “Excluded License” means any license that requires, as a condition of modification and/or distribution of software subject to the Excluded License, that: (i) such software and/or other software combined and/or distributed with such software be disclosed or distributed in source code form or (ii) such software and/or other software combined and/or distributed with such software and any associated intellectual property be licensed on a royalty free basis (including for the purpose of making additional copies or derivative works).

F.   Seller has taken commercially reasonable steps to protect rights in confidential information (both of the Seller and that of third parties that the Seller has received under an obligation of confidentiality), has required all current and former employees with whom the Seller has shared confidential information to execute legally binding written non-disclosure agreements, and, except as set forth on Schedule 5.1.7.F & G, has entered nondisclosure or other similar agreements with substantially all third parties to whom the Seller has shared confidential information, except where the failure to do so would not have a Material Adverse Effect.

G.   Except as set forth on Schedule 5.1.7.F & G, the Seller has secured from all parties who have created any material portion of, or otherwise have any rights in or to, the Owned Intellectual Property, valid and enforceable written assignments or licenses of any such work or other rights to the Seller and provided true, complete and correct copies of such assignments or licenses to Purchaser.

H.   The Seller does not export vehicle hardware units from the United States and has not determined whether it would require a license to do so.

5.1.8.   Insurance.   Schedule 5.1.8 contains a complete and correct list, in all material respects, of all material policies of insurance covering any of the assets primarily used in or relating to the Business, other than Excluded Assets, indicating for each policy the carrier, risks insured, the amounts of coverage, deductible, expiration date and any material pending claims thereunder. All such policies are outstanding and in full force and effect.

5.1.9.   Compliance with Other Instruments and Laws; Permits.   The Business is in compliance with all Laws applicable to the conduct of the Business and all Permits, except where the failure to be in compliance would not have a Material Adverse Effect. All Permits that are necessary for the conduct of the Business and the ownership and operation of the Acquired Assets have been duly obtained, are in full force and effect, and, to Seller’s Knowledge, are listed on Schedule 5.1.9, and there are no proceedings pending or, to Seller’s Knowledge, threatened, which may result in the revocation, cancellation or suspension, or any materially adverse modification, of any such Permit, except in each case as would not, individually or in the aggregate, result in a Material Adverse Effect. The execution, delivery and performance of, and compliance with, this Agreement and the Ancillary Agreements by Seller will not, with or without the passage of time or the giving of notice, result in any such violation or be in conflict with or constitute a default under any Permit.

5.1.10.   Brokers.   Seller has employed no finder, broker, agent or other intermediary in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby for which Purchaser would be liable.

5.1.11.   Consents and Approvals.   Assuming that the Third-Party Requirements will be satisfied, made or obtained and will remain in full force and effect, and assuming receipt of the consents, approvals and authorizations listed in Schedule 5.1.11, neither the execution, delivery or performance of this Agreement and the Ancillary Agreements by the Seller, nor the consummation by Seller of the Sale, nor compliance by Seller with any of the provisions hereof and of the Ancillary Agreements, will, with or without the passage of time or the giving of notice: (i) result in any breach of any provisions of the articles of incorporation or bylaws or similar organizational documents of Seller; (ii) result in a violation, or breach of, or constitute (with or without due notice or lapse of time) a default (or give rise to any right of termination, cancellation, amendment, vesting, payment, exercise, acceleration, suspension or revocation) under any of the terms, conditions or provisions of any note, bond, mortgage, deed of trust, security interest, indenture, loan or credit agreement, license, permit, contract, lease, agreement, plan or other instrument, commitment or obligation to which Seller is a party or by which its properties or assets may be bound or affected; (iii) violate any order, writ, governmental authorization, injunction, decree, statute, rule or regulation applicable to Seller or to any of its properties or assets; or (iv) result in the creation or imposition of any Lien other than Permitted Encumbrances on any asset of Seller, except in the case of clauses (ii), (iii)  and (iv) above, for violations, breaches, defaults, terminations, cancellations, accelerations, creations, impositions, suspensions or revocations that: (a) would not individually or in the aggregate have a Material Adverse Effect; or (b) are excused by or unenforceable as a result of the filing of the Bankruptcy Cases or the applicability of any provision of or any applicable law of the Bankruptcy Code.

5.1.12.   Financial Statements.   (i) The unaudited balance sheets and statements of income, as of and for the fiscal years ended December 31, 2003, December 31, 2004 and December 31, 2005, for the Business are set forth in Schedule 5.1.12(i); and (ii) the unaudited balance sheet and statement of income for the four (4) months ended April 30, 2006 for the Business are set forth in Schedule 5.1.12(ii) (such financial statements in clause (i) and (ii) are collectively referred to as the “Financial Statements”). Except as set forth on Schedule 5.1.12(ii), the Financial Statements (including the notes thereto) were compiled from the books and records of the Business, are in accordance with such books and records, have been prepared in accordance with GAAP consistently applied (except as set forth therein) throughout the periods covered thereby and present fairly the assets, liabilities, financial position and results of operations of the Business as of the dates and for the periods indicated; provided, however, that the Financial Statements referred to in clause (ii) of the preceding sentence are subject to normal year-end adjustments (which, except as set forth on Schedule 5.1.12(ii) will not be material individually or in the aggregate) and lack footnotes required by GAAP.

5.1.13.   Events Subsequent to Latest Financial Statements.   Except as referred to on Schedule 5.1.13 or as otherwise contemplated by or referred to in this Agreement or the Ancillary Agreements, since April 30, 2006: (i) there has not been any Material Adverse Change; and (ii) the Business has been conducted and carried on only in the Ordinary Course of Business.

5.1.14.   Contracts:

A.   Schedule 5.1.14.A lists all Contracts of Seller or its affiliates related to the Business that involve payment or performance obligations that individually exceed $25,000, and such Schedule includes all other Contracts to which Seller is a party or by which any of its properties are bound or that primarily relate to, are primarily used in, are primarily arising from, or are necessary for the conduct of the Business (including license and distribution agreements and arrangements among Seller, its Affiliates or third parties), other than Accounts Receivable (collectively, “Listed Contracts”). Seller has delivered or made available to Purchaser either: (i) true, correct and complete copies in all material respects; or (ii) accurate written descriptions in all material respects, of the Listed Contracts, except as set forth on Schedule 5.1.14.A. Schedule 5.1.14.A identifies all Post-Petition Contracts included within the Listed Contracts other than immaterial Post-Petition Contracts and open purchase orders entered into in the Ordinary Course of Business. Except as set forth on Schedule  5.1.14.A, and except for Post-Petition Contracts that are immaterial to the Business, none of the Post-Petition Contracts included within the Listed Contracts contains any provisions restricting its assignment to Purchaser pursuant to the terms of this Agreement.

B.   Each of the Listed Contracts is valid, binding and, subject to payment of all Cure Amounts, if applicable (which Cure Amounts will be paid by Seller as set forth in the Sale Approval Order), enforceable against Seller, to the extent set forth therein, and, to Seller’s Knowledge, the other parties thereto, in accordance with its terms, and is in full force and effect. Except as set forth on Schedule 5.1.14.B, and other than with respect to monetary defaults by Seller under Listed Contracts that are curable by payment of all Cure Amounts, if applicable, Seller, and to Seller’s Knowledge each of the other parties thereto, has performed all obligations required to be performed by it to date under, and is not in material default (except with respect to defaults that need not be cured under Section 365 of the Bankruptcy Code for Seller to assume and assign such Listed Contracts to Purchaser, if applicable) in respect of, any of such Listed Contracts, and there is not a material default thereunder or material claim of default (except with respect to defaults that need not be cured under Section 365 of the Bankruptcy Code for Seller to assume and assign such Listed Contracts to Purchaser, if applicable) and there has not occurred any event which, with the passage of time or the giving of notice or both, would constitute a material default thereunder (except with respect to defaults that need not be cured under Section 365 of the Bankruptcy Code for Seller to assume and assign such Listed Contracts to Purchaser, if applicable), on the part of Seller, or to Seller’s Knowledge, on the part of any other party thereto. Except as set forth in Schedule 5.1.14.B, and other than with respect to monetary defaults by Seller under Listed Contracts that are curable by payment of all Cure Amounts, if applicable, Seller has received no written claim or notice from any other party to any such Listed Contract that Seller has breached in any material respects any obligations to be performed by it thereunder, or is otherwise in material default or delinquent in any material respects in performance thereunder (except with respect to defaults, delinquencies or obligations that need not be cured or performed, as appropriate, under Section 365 of the Bankruptcy Code for Seller to assume and assign such Listed Contracts to Purchaser, if applicable).

5.1.15.   Tax Matters:

A.   Seller has: (i) duly and timely filed with the appropriate federal, state, local and foreign authorities or governmental agencies, all Tax Returns required to be filed and such Tax Returns were true, correct and complete; and (ii) and have paid all Taxes shown thereon as due and owing, except where the failure to file such Tax Returns or to pay such Taxes would not result in any liability to the Purchaser or any Lien on the Acquired Assets.

B.   Except as set forth on Schedule 5.1.15.A, Seller has properly and timely withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor or other third party (including federal income taxes, sales and use taxes, personal property taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes) and has properly and timely paid the same to the proper Tax receiving officers or authorized depositories, except in each case where such failure would not result in any liability to the Purchaser or any Lien on the Acquired Assets.

C.   Seller is not a party to any Tax allocation, Tax sharing agreement or Tax indemnity arrangement, except as provided in this Agreement, under which Purchaser could be subject to Tax or other liability after the Closing.

D.   Except as disclosed in Schedule 5.1.15.D, no claim has ever been made by an authority in a jurisdiction in which Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction or authority with respect to, in connection with, associated with or related to, Seller; no agreements or waivers are outstanding extending the statutory period of limitations applicable to any Tax Return of Seller with respect to a Tax assessment or deficiency; and Seller has not received any: (i) notice of underpayment of Taxes or other deficiency that has not been paid with respect to, in connection with, associated with or related to, Seller; or (ii) any objection to any Tax Return, with respect to, in connection with, associated with or related to, Seller, except in each case where such matter would not result in any liability to the Purchaser or any Lien on the Acquired Assets. Except as disclosed in Schedule 5.1.15.D, all deficiencies asserted or assessments made as a result of any examinations with respect to, in connection with, associated with or related to, Seller have been fully paid or are fully reflected as a liability in the financial statements of the Seller.

E.   Seller is not a party to any agreement, contract arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any excess parachute payments within the meaning of IRC Code Section 280G.

F.   There are no Tax liens on any of Seller’s assets, except for liens for Taxes not yet due and payable.

G.   Except for Transfer Taxes relating to the Sale, since April 30, 2006, Seller has not incurred any Taxes other than in the ordinary course of business and Seller has made adequate provisions on its books of account for all Taxes with respect to the Acquired Assets and the Business for such period, except for Taxes that would not result in any liability to the Purchaser or any Lien on the Acquired Assets.

H.   Seller has no liability for the Taxes of any Person other than Seller or any of its subsidiaries (i) under Treasury Regulation 1.1502-6 (or any similar Treasury Regulations), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise, except in each case where such liability would not result in any liability to the Purchaser or any Lien on the Acquired Assets.

5.1.16.   Employee Issues:

A.   Business Employees.   Schedule 5.1.16.A contains a list of all Business Employees, and the information thereon is true, complete and correct in all material respects.

B.   Seller Performance.   Seller has performed and discharged, or will perform and discharge on or before the Closing Date, its obligations with respect to all of the Business Employees, up to and including the Closing Date, including working time, payment of wages and salaries, benefits, employer’s contributions to any relevant social security, health, welfare and occupational pension scheme, severance or any other payments, and payment of all other costs and expenses relating to their employment (including without limitation any taxation, accrued holiday and vacation pay, accrued bonus or other sums payable with respect to employment) up to and including the Closing Date, except as otherwise set forth on Schedule 5.1.16.B.

5.1.17.   Absence of Other Representations or Warranties.   Except for the Warranties expressly set forth in this Agreement and the Ancillary Agreements, Seller makes no representations or warranties, express or implied, with respect to the Acquired Assets, the Assumed Liabilities, the sale of the Business, and in particular but without limitation, Seller makes no representations with respect to any plan(s) of Purchaser for the future conduct of the Business. For the avoidance of doubt, no warranty or representation is given on the contents of the documents provided in due diligence, on any other documents or other information  not contained in this Agreement or the Ancillary Agreements, or on any projected volumes of the Business, all which were produced only for information purposes.

5.2.   Representations and Warranties of Purchaser.   Purchaser warrants and represents to Seller as follows:

5.2.1.   Corporate Data.   Purchaser is a legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all requisite corporate or other organization power and authority to own, lease and operate its properties and assets.

5.2.2.   Corporate Power; Due Authorization.   Purchaser has the corporate or other organizational power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated herein and therein. The execution, delivery and performance of this Agreement and the Ancillary Agreements have been duly authorized by all necessary action on the part of Purchaser. This Agreement is, and the Ancillary Agreements to which Purchaser is a party will be, when executed and delivered (assuming this Agreement constitutes a legal, valid and binding obligation of the Seller), valid and legally binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as enforcement of such terms may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or proceedings affecting the enforcement of creditors’ rights generally and by the availability of equitable remedies and defenses.

5.2.3.   No Violations.   Neither the execution, delivery or performance of this Agreement by Purchaser, nor the consummation by Purchaser of the transactions contemplated herein, nor compliance by Purchaser with any of the provisions hereof, will: (i) except for the Third-Party Requirements, require Purchaser to obtain any consent, approval or action of, or make any filing with or give notice to, any domestic or foreign governmental or regulatory body or any other Person; (ii) conflict with or result in any breach of any provisions of the certificate of incorporation or bylaws of Purchaser; or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Purchaser or Purchaser’s properties or assets.

5.2.4.   Litigation.   Except for the pendency of the Bankruptcy Cases, there is no suit, action, proceeding or investigation (whether at law or equity, before or by any federal, state or foreign commission, court, tribunal, board, agency or instrumentality, or before any arbitrator) pending or, to the knowledge of Purchaser, threatened against or affecting Purchaser which could reasonably be expected to result in the issuance of an Order outstanding restraining, enjoining or otherwise prohibiting Purchaser from consummating the transactions contemplated by this Agreement.

5.2.5.   Brokers.   Purchaser has employed no finder, broker, agent or other intermediary in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby for which Seller would be liable.

5.2.6.   Solvency.   Upon the consummation of the transactions contemplated by this Agreement: (i) Purchaser will not be insolvent; (ii) Purchaser will not be left with unreasonably small capital; (iii) Purchaser will not have incurred debts beyond its ability to pay such debts as they mature; (iv) the capital of Purchaser will not be impaired; and (v) immediately following closing, Purchaser will have sufficient capital to continue the Business as a going concern (it being understood that Purchaser will have no obligation to continue all or any portion of the Business as a going concern).

5.2.7.   Availability of Funds.   Purchaser has or will have available, at or prior to Closing, sufficient cash in immediately available funds to pay the Purchase Price and all costs, fees and expenses necessary to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

5.2.8.   Adequate Assurance of Future Performance.   Purchaser has provided or will be able to provide, at or prior to Closing, adequate assurance of its future performance under each Assumed Contract to the parties thereto (other than Seller) in satisfaction of Section 365(f)(2)(B) of the Bankruptcy Code, and no other or further assurance shall be necessary thereunder with respect to any Assumed Contract.

5.2.9.   Compliance with Law.   Purchaser is in compliance with all Laws applicable to it, except with respect to those violations that could not reasonably be expected to result in the issuance of an Order outstanding restraining, enjoining or otherwise prohibiting Purchaser from consummating the transactions contemplated by this Agreement.

5.2.10.   Anti-Money Laundering. Purchaser is in compliance with: (i) all applicable provisions of  the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-57) (“USA PATRIOT Act”) as amended and all regulations issued pursuant to it; (ii) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibited Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism; (iii) the International Emergency Economic Power Act (50 U.S.C. 1701 et seq.), and any applicable implementing regulations; (iv) the Trading with the Enemies Act (50 U.S.C. 50 et seq.), and any applicable implementing regulations; and (v) all applicable legal requirements relating to anti-money laundering, anti-terrorism and economic sanctions in the jurisdictions in which Purchaser operates or does business. Neither the Purchaser nor any of its directors, officers or affiliates is identified on the United States Treasury Department Office of Foreign Asset Control’s (“OFAC”) list of “Specially Designated Nationals and Blocked Persons” (the “SDN List”) or otherwise the target of an economic sanctions program administered by OFAC, and Purchaser is not affiliated in any way with, or providing financial or material support to, any such persons or entities. Purchaser agrees that should it, or any of its directors, officers or affiliates be named at any time in the future on the SDN List, or any other similar list maintained by the U.S. Government, Purchaser shall inform the Seller in writing immediately.

5.3.   Survival of Representations, Warranties and Covenants of the Seller.   The representations and warranties made by the Seller in Section 5.1 shall survive the Closing and shall expire on the first anniversary of the Closing Date (the “Expiration Date”); provided, however, that if, at any time prior to the first anniversary of the Closing Date, Purchaser delivers to Seller a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by the Seller and asserting a claim for recovery in accordance with Article 12 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the first anniversary of the Closing (and the Expiration Date with respect thereto shall be extended) until such time as such claim is fully and finally resolved. The covenants made by the Seller shall survive the Closing.

5.4.   Survival of Representations, Warranties and Covenants of the Purchaser.   The representations and warranties made by the Purchaser in Section 5.2 shall survive the Closing and shall expire on the Expiration Date; provided, however, that if, at any time prior to the first anniversary of the Closing Date, Seller delivers to Purchaser a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by the Purchaser and asserting a claim for recovery in accordance with Article 12 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the first anniversary of the Closing (and the Expiration Date with respect thereto shall be extended) until such time as such claim is fully and finally resolved. The covenants made by the Purchaser shall survive the Closing.

6.                                      CONDITIONS TO CLOSING:

6.1.   Conditions to Obligations of Seller and Purchaser.   The respective obligations of each party to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing Date of the following conditions precedent:

6.1.1.   Sale Approval Order.   The Sale Approval Order, in form and substance reasonably satisfactory to Purchaser, shall be entered by the Bankruptcy Court and shall not be subject to a stay or injunction.

6.1.2.   No Law, Judgments, etc.   No provisions of any applicable Law and no judgment, injunction (preliminary or permanent), order or decree that prohibits, makes illegal or enjoins the consummation of the transactions contemplated by this Agreement shall be in effect (each party taking any and all steps required by Section 8.2 of this Agreement).

6.2.   Conditions to Obligations of Purchaser.   The obligation of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of the following conditions (any one or more of which may be waived in whole or in part by Purchaser):

6.2.1.   Accuracy of Representations and Warranties.   Except as otherwise permitted by this Agreement, and after giving effect to the Sale Approval Order, the representations and warranties of Seller contained in this Agreement that are qualified by materiality shall be true and correct, and the other representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects, in each case as of the date hereof and as of the Closing Date as if made on such date (except for representations and warranties that speak as of a specific date or time, which shall be true and correct only as of such date or time). Subject to the preceding sentence, Seller may update or supplement the Disclosure Schedule prior to Closing by written notice to Purchaser, but any such update or supplement shall not be taken into account in determining whether the condition set forth in this Section 6.2.1 has been satisfied or whether there has been a breach of any representation, warranty or covenant has been breached for any purpose under this Agreement. Any claim that Purchaser may have based on matters disclosed by Seller in such updated or supplemented Disclosure

Schedule will be deemed waived by Purchaser if Purchaser nonetheless completes the transactions contemplated herein.

6.2.2.   Performance of Covenants.   Each of the Ancillary Agreements to which Seller is a party shall have been executed and delivered by Seller to Purchaser, and all other agreements and transactions contemplated hereby or in any Ancillary Agreement to be performed by Seller on or before the Closing shall have been performed in all respects.

6.2.3.   Payment of Cure Amounts.   Seller shall have paid all Cure Amounts with respect to Assumed Contracts as set forth in Section 8.4 hereof. Seller shall have cured any and all monetary defaults that arose under or otherwise became due and owing prior to the Closing Date under Transferred Contracts that are Post-Petition Contracts.

6.2.4.   Certification.   Seller shall furnish to Purchaser a certification in a form acceptable to Purchaser pursuant to Treasury Regulation Section 1.1445-2(b)(2) that Seller is not a foreign person.

6.2.5.   Other Approvals.   Except as expressly obviated by the terms of the Sale Approval Order, the third party consents set forth in Schedule 6.2.5 shall have been received and all consents, approvals and filings in connection with Third-Party Requirements shall have been obtained or made in form and substance reasonably satisfactory to the Purchaser.

6.2.6.   Stockholder Consent.   This Agreement shall have been adopted by the requisite approval of the stockholders of Seller pursuant to the provisions of the Delaware General Corporation Law and the certificate of incorporation and bylaws of Seller.

6.3.   Conditions to Obligations of Seller.   Except as otherwise permitted by this Agreement, the obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of the following conditions (any one or more of which may be waived in whole or in part by Seller):

6.3.1.   Accuracy of Representations and Warranties.   The representations and warranties of Purchaser contained in this Agreement that are qualified by materiality shall be true and correct, and the other representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects, in each case as of the Closing Date if made on such date (except for representations and warranties that speak as of a specific date or time, which shall be true and correct only as of such date or time), except where the failure of such representation and warranty to be true and correct would not have a material adverse effect on Purchaser’s ability to consummate the transactions contemplated by this Agreement.

6.3.2.   Performance of Covenants.   Each of the Ancillary Agreements to which Purchaser is a party shall have been executed and delivered by Purchaser to Seller, and all other agreements and transactions contemplated hereby or in any Ancillary Agreement to be performed by Purchaser on or before the Closing shall have been performed in all material respects.

6.3.3.   Delivery of Purchase Price.   Purchaser shall have delivered to Seller the Purchase Price less the Escrow Amount by wire transfer, in immediately available funds,

to such bank account or bank accounts as shall be specified by Seller to Purchaser on the Closing Date.

7.                                      CLOSING:

7.1.   The Closing.   Subject to the satisfaction of the conditions set forth in Article 6 of this Agreement, the closing (the “Closing”) of the transactions contemplated hereby shall take place at the offices of DLA Piper, 2000 University Avenue, East Palo Alto, California 94303 at 10:00 a.m. on the second Business Day after the conditions set forth in Article 6 shall have been satisfied or waived (other than conditions which by their nature can be satisfied only at the Closing) and in any case on a mutually agreeable date no later than fifteen (15) days following the entry of the Sale Approval Order, or if such day is not a Business Day, then on the next immediately following Business Day, or on such other date or at such other time as the Parties may agree.  For tax and accounting purposes, the effective time of the transaction shall be 11:59 p.m. EDT on the Closing Date.

7.2.   Ancillary Agreements.   At the Closing, the Parties shall, and, with respect to Section 7.2.6 Seller shall cause Delphi Technologies to, execute and deliver each to the other the following agreements to which they are a party:

7.2.1.   Assignment of Lease regarding 800 West El Camino Real, Mountain View, CA 94040 property substantially in the form of Schedule 7.2.1, including the landlord’s consent thereto.

7.2.2.   Intellectual Property Transfer Documents as follows:

A.   An assignment from MobileAria to @Road of the Patent Rights set forth in Schedule 5.1.7.A.1 substantially in the form attached hereto as Schedule 7.2.2.A.

B.   An assignment from MobileAria to @Road of the Trademark Rights set forth in Schedule 5.1.7.A.1 substantially in the form attached hereto as Schedule 7.2.2.B.

7.2.3.   Assignment and Assumption Agreement relating to the Transferred Contracts, consistent with the Sale Approval Order substantially in the form attached hereto as Schedule 7.2.3.

7.2.4.   Escrow Agreement between Seller, Purchaser and the Escrow Agent substantially in the form attached hereto as Schedule 7.2.4.

7.2.5.   Bill of sale substantially in the form attached hereto as Schedule 7.2.5.

7.2.6.   A non-exclusive, royalty-free license for vehicle adaptor bus technology on terms reasonably agreeable to  Delphi Technologies and Purchaser.

7.3.   Seller’s Deliveries.   At the Closing, Seller shall deliver to Purchaser the following, in proper form for recording where appropriate:

7.3.1.   Executed assignments for the Permits and Contracts to be acquired by Purchaser pursuant to Article 1.

7.3.2.   An officer’s certificate, dated as of the Closing Date, executed on behalf of Seller, certifying that the conditions specified in Section 6.2 have been fulfilled.

7.3.3.   A certificate, dated as of the Closing Date, executed on behalf of Seller by a Secretary or an Assistant Secretary, certifying: (i) a true and correct copy of Seller’s Organizational Documents; and (ii) a true and correct copy of the resolutions of Seller’s board authorizing the execution, delivery and performance of this Agreement and any Ancillary Agreement to which Seller is a party and the consummation of the transactions contemplated hereby and thereby.

7.3.4.   Certified copies of all orders of the Bankruptcy Court pertaining to the contemplated transactions contemplated by this Agreement and the Ancillary Agreements, including the Bidding Procedures Order and the Sale Approval Order.

7.3.5.   Duly executed bill of sale transferring the Acquired Assets to Purchaser.

7.3.6.   Appropriate receipts.

7.4.   Purchaser’s Deliveries.   At the Closing, Purchaser shall deliver to Seller, in proper form for recording where appropriate:

7.4.1.   The Purchase Price less the Escrow Amount as required by, and in accordance with, Section 4.1.

7.4.2.   An Assignment and Assumption Agreement pursuant to which the  Purchaser assumes the Assumed Liabilities.

7.4.3.   An officer’s certificate, dated as of the Closing Date, executed on behalf of Purchaser, certifying that the conditions specified in Section 6.3 have been fulfilled.

7.4.4.   A certificate, dated as of the Closing Date, executed on behalf of the Purchaser by its Secretary or an Assistant Secretary, certifying: (i) a true and correct copy of Purchaser’s Organizational Documents; and (ii) a true and correct copy of the resolutions of the Purchaser’s board authorizing the execution, delivery and performance of this Agreement by Purchaser and the consummation of the transactions contemplated hereby.

8.                                      CERTAIN ADDITIONAL COVENANTS:

8.1.   Bankruptcy Actions:

8.1.1.   Seller shall use commercially reasonable efforts to comply (or obtain an order from the Bankruptcy Court waiving compliance) with all requirements under the Bankruptcy Code and Federal Rules of Bankruptcy Procedure in connection with obtaining approval of the sale of the Acquired Assets under the Agreement, including serving on all required Persons in the Bankruptcy Cases, notice of the Sale Hearing (as hereinafter defined) and the objection deadline and the Assumption Notice in accordance with Rules 2002, 6004, 6006 and 9014 of the Federal Rules of Bankruptcy Procedure, the Bidding Procedures Order or other orders of the Bankruptcy Court, and any applicable local rules of the Bankruptcy Court.

8.2.   Registrations, Filings and Consents; Further Actions.   Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all appropriate actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as practicable including, without limitation, using their reasonable best efforts to cause the satisfaction of all conditions to Closing.

8.3.   Operation of the Business Pending Closing:

8.3.1.   Except: (i) as otherwise provided herein; (ii) as required by or resulting from the Bankruptcy Cases or otherwise approved by the Bankruptcy Court; (iii) subject to any changes that may be required under applicable Laws; (iv) as set forth in the following sentence, until the Closing, Seller will (a) carry on the Business in substantially the same manner as heretofore; and (b) will perform in all material respects all of its obligations under all Listed Contracts and not amend, alter or modify in any significant respect that is adverse to the Business any provision of any Listed Contract; keep in full force and effect insurance comparable in amount and scope to coverage maintained by it on the date of this Agreement; use commercially reasonable efforts to maintain and preserve relations with customers, suppliers, employees and others having business relations with the Business; endeavor to maintain the goodwill of the Business; and promptly advise Purchaser of any material and adverse change in the business condition (financial or other) of the Business or the Acquired Assets.

8.3.2.   Seller shall promptly notify Purchaser if Seller becomes aware of the occurrence of any event or circumstance that could reasonably be expected to cause the conditions set forth in Sections 6.1.1, 6.1.2, 6.2.1 or 6.2.5 hereof to be satisfied including, without limitation, any event or circumstance that, upon the occurrence of such event or circumstance, causes any representation or warranty of the Seller to be untrue in any material (except for any representation or warranty qualified by materiality) respect at the time of the occurrence of such event or condition.

8.3.3.   Purchaser shall promptly notify Seller if Purchaser becomes aware of the occurrence of any event or circumstance that could reasonably be expected to cause the conditions set forth in Sections 6.1.1, 6.1.2 or 6.3.1 hereof to be satisfied including, without limitation, any event or circumstance that, upon the occurrence of such event or circumstance, causes any representation or warranty of the Purchaser to be untrue in any material (except for any representation or warranty qualified by materiality) respect at the time of the occurrence of such event or condition.

8.4.   Assumed Contracts; Cure Amounts.   Seller shall pay Cure Amounts as agreed to by the Seller and each party to an Assumed Contract or, absent such agreement, by order of Court in the time and manner specified by the Sale Approval Order. Notwithstanding anything in this Agreement to the contrary, at any time prior to the conclusion of the Sale Hearing, Purchaser may notify the Seller that it has elected not to take an assignment of one or more Assumed Contracts and Seller shall have no obligation to assume or make payment of the Cure Amount with respect to any such Assumed Contract. Seller agrees to make such information available as Purchaser reasonably requests in order to make a determination with respect to such Assumed Contracts.

8.5.   Post-Closing Covenants.   From and after the Closing, each of the Parties will perform its respective covenants and agreements set forth below:

8.5.1.   Seller Post-Closing Covenants:

A.   Non-Competition.   Seller has as at Closing, established the reputation of the Business. Seller undertakes and agrees with Purchaser that for a period of three (3) years after the Closing Date, except with the consent of Purchaser, Seller shall not either on its own account or in conjunction with or on behalf of any person, firm or company whether by sales, marketing, investing, management or other activities, carry on, license or be engaged, concerned or interested, directly or indirectly, whether as a shareholder, director, employee, partner, agent or otherwise in carrying on any business which is engaged in the design, development, manufacture or sale of Products (a “Competitive Business”); provided, however, that the restrictions contained in this Section 8.5.1 will not prohibit, in any way: (i) the acquisition of a controlling interest or merger with any person, or a division or business unit thereof, acquired by or merged, directly or indirectly, into Seller or any of its Affiliates after the Closing Date if the Competitive Business accounts for five (5%) percent or less of the sales or five (5%) percent or less of the value of the acquired business at the date of such acquisition (whichever is the greater) and the Competitive Business is not anticipated to become greater than fifteen (15%) percent of such acquired business’s sales or value; (ii) the acquisition by Seller or any of its Affiliates, directly or indirectly, of a non-controlling ownership interest in any person or a division or business unit thereof, or any other entity engaged in a Competitive Business, if the Competitive Business accounts for fifteen (15%) percent or less of the sales or fifteen (15%) percent or less of the value of the acquired business at the date of such acquisition (whichever is the greater) and the Competitive Business is not anticipated to become greater than twenty percent (20%) of such acquired business’s sales or value; (iii) the acquisition by Seller or any of its Affiliates, directly or indirectly, of less than five (5%) percent of the publicly traded stock of any person engaged in a Competitive Business; (iv) provision of consulting services to any Person for the purpose of designing or manufacturing on behalf of Seller or any Seller Affiliate or selling to Seller or any Seller Affiliate components and parts solely for automotive applications other than those that would constitute Products; (v) consistent with the generally applicable Seller or any Seller Affiliate troubled supplier practices, direct or indirect activities of Seller or any Seller Affiliate to advise, operate, manage or finance a troubled supplier of Seller or its Affiliates; and (vi) the design, development, manufacture or sale of telematic modems and other telematics hardware and the communication of digital data for the remote resource management market for any kind of vehicle, including commercial vehicles, and derivatives of such hardware (collectively, “Competing HW”); provided that Seller does not provide subscription services (other than repair or replacement of defective hardware) associated with the use of Competing HW; and, provided, further, that Competing HW may be sold only to original equipment manufacturers, any distributor or reseller, and commercial users requiring volumes exceeding 5,000 units. For further clarification, Seller agrees not to market or sell products that combine all of the following features in one Competing HW unit: CDMA (EVDO), GPS, 802 technologies, Windows CE operating platform, USB/Serial/GPIO interfaces and 64MG internal memory capabilities.

B.   While the restrictions contained in this Section 8.5.1 are considered by the parties to be reasonable in all the circumstances, it is recognized that restrictions of the nature in question may fail for technical reasons and, accordingly, it is hereby agreed and declared that if any of such restrictions shall be adjudged to be void as going beyond what is reasonable in all the circumstances for the protection of the interests of Purchaser and/or the Business but would be valid if part of the wording thereof were deleted or the periods thereof reduced or the range of activities or area dealt with thereby reduced in scope the said restriction shall apply with such modifications as may be necessary to make it valid and effective.

C.   Seller will cooperate with Purchaser to transition the letter of credit arrangement set forth in Section 4.3 as of the Closing Date.

D.   Seller will terminate the Wireless Matrix Agreement effective as of the Closing Date pursuant to Section 9.1.1.C. of the Wireless Matrix Agreement and shall pay all amounts due to Wireless Matrix in connection with such termination in accordance with the terms and provisions set forth in Section 9.3 of  the Wireless Matrix Agreement.

8.5.2.   Technical Documentation.   Seller has delivered, or will deliver on or before the Closing, to the Purchaser, a copy of all Technical Documentation included in the Acquired Assets. For a period of not less than one (1) year commencing at Closing, Purchaser and its Affiliates shall use reasonable efforts to maintain all Technical Documentation applicable to product design, test, release, validation and manufacture it acquires from Seller and its Affiliates in connection with the purchase of the Acquired Assets under Article 1 of this Agreement at a location at which they shall be reasonably accessible to Seller and its Affiliates upon reasonable request and with reasonable advance notice. During such one (1) year period, Purchaser shall not intentionally destroy or give up possession of its final copy of such documentation without offering Seller the opportunity, at Seller’s expense but without any payment to Purchaser, to obtain a copy of such documentation.

8.5.3.   Books and Records and Litigation Assistance From and After Closing:

A.   Purchaser and its Affiliates shall use reasonable efforts to preserve and keep all books, records, computer files, software programs and any data processing files delivered to Purchaser by Seller and its Affiliates pursuant to the provisions of this Agreement for a period of not less than one (1) year from the Closing Date, or for any longer period as may be required of the Business by any government agency, law, regulation, audit or appeal of Taxes, or Tax examination at Purchaser’s sole cost and expense. If and when Sel+ler believes that such records are no longer legally required, it will notify Purchaser. During such period, Purchaser shall: (i) provide Seller or its Affiliates with such documents and information as necessary, consistent with past practice, to complete the accounting books and records of  the Business as of December 31, 2006; and (ii) make such books and records available to Seller and its Affiliates as may be reasonably required by Seller and its Affiliates in connection with any legal proceedings against or governmental investigations of Seller and its Affiliates or in connection with any Tax examination, audit or appeal of Taxes of Seller and its

Affiliates, the Business or the Acquired Assets during such period. Seller or its Affiliates shall reimburse Purchaser for the reasonable out-of-pocket expenses incurred in connection with any request by Seller to make available records pursuant to the foregoing sentence. In the event Purchaser wishes to destroy or dispose of such books and records after one (1) year from the Closing Date, it shall first give not less than thirty (30) days’ prior written notice to Seller or its Affiliates, and Seller or its Affiliates shall have the right, at its option, upon prior written notice given to Purchaser within twenty (20) days of receipt of Purchaser’s notice, to take possession of said records within thirty (30) days after the date of Purchaser’s notice to Seller hereunder.

B.   Purchaser, for itself and on behalf of its Affiliates, agrees to: (i) retain all documents required to be maintained by federal, state, national or local legislation or regulations; (ii) make available documents and records delivered to it by Seller reasonably necessary in connection with any pursuit, contest or defense related to the Business, including documents that may be considered to be “confidential” or subject to trade secret protection (except that: (a) no documents or records protected by the attorney client privilege in favor of Purchaser must be made available if making these documents or records available would cause the loss of this privilege (in any case, however, Purchaser must notify Seller of the existence of such privileged documents); and (b) Seller and its Affiliates will agree to keep confidential and not use for any other purpose documents and records that are confidential or are subject to trade secret protection); (iii) make available, as may be reasonably necessary and upon reasonable advance notice and for reasonable periods so as not to significantly interfere with Purchaser’s business, mutually acceptable engineers, technicians or other knowledgeable individuals to assist Seller and its Affiliates in connection with such claim.

8.5.4.   Payment and Collections.   Seller shall take such action as may be reasonably necessary to segregate payments made or collections received on behalf of Purchaser after Closing, and Purchaser shall take such action as may be reasonably necessary to segregate payments made or collections received on behalf of Seller after Closing, in order to ensure that the cost of the related liability or the benefits of the related assets accrue to the appropriate Party in accordance with the terms of this Agreement. To the extent that any such collections are received after Closing in the form of checks or other negotiable instruments payable to the other Party, Seller or Purchaser, as appropriate, shall promptly take all necessary action to endorse such checks or instruments to permit the appropriate Party to collect the proceeds of such checks and instruments. Seller shall promptly send Purchaser copies of all remittance advices and checks related to payments received by Seller with respect to such items. Purchaser shall notify the Business’ customers of the change in address of the owner of the Acquired Assets as may be required in order for such customers to properly remit any payments required under any applicable Acquired Asset and Seller shall cooperate with Purchaser as is reasonably necessary to so notify such customers, including providing appropriate contact information for each such customer.

8.5.5.   Intellectual Property Transition Rights.   Seller will have the right to continue to use the MobileAria corporate name and office materials of the Business in existence at the Closing and bearing any trademark, service mark, trade name or related corporate name of MobileAria, but only in connection with the Bankruptcy Cases and the dissolution and wind down of Seller.

8.6.   Further Assurances.   If at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instructions and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under this Agreement).

8.7.   [Reserved]

8.8.   Certain Transactions.   Purchaser shall not acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger or consolidation would reasonably be expected to: (i) impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Entity necessary to consummate the transactions contemplated by this Agreement or the Ancillary Agreements or the expiration or termination of any applicable waiting period; (ii) significantly increase the risk of any Governmental Entity entering an order prohibiting the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements; (iii) significantly increase the risk of not being able to remove any such order on appeal or otherwise; or (iv) materially delay or prevent the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.

8.9.   Communications with Customers and Suppliers.   Prior to the Closing, Purchaser shall not, and shall cause its Subsidiaries and representatives not to, contact, engage in any discussions or otherwise communicate with any of the Business’ customers, suppliers and others with whom it has material commercial dealings without obtaining the prior written consent of Seller (which may be conditioned on Seller having the right to participate in any meetings or discussion with any such customers, suppliers or others); provided, that Purchaser and Seller shall work together in good faith to arrange for an orderly transition of customer, supplier, and other third party relationships, including, without limitation, at the request of Purchaser, meetings and other correspondence with such customers, suppliers, and other third parties to ensure such orderly transition. Purchaser may contact Verizon Services Corp. to: (i) ensure orderly transition of the Verizon Contract to Purchaser; and (ii) reduce and assess the likelihood of termination of the Verizon Contract by Verizon Services Corp. or material reduction of the amount of business conducted pursuant to the Verizon Contract, provided that Purchaser provides at least twenty-four (24) hour prior notice to Seller and permits Seller to supervise such correspondence at Seller’s election.

9.                                      TERMINATION:

9.1.   Termination.   Anything contained herein to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:

9.1.1.   By Either Party:

A.   By mutual written consent of Seller and Purchaser.

B.   Provided the terminating Party is not in default of its obligations under this Agreement, if consummation of the Sale would violate any non-appealable Final Order of any regulatory Governmental Entity, other than the Bankruptcy Court.

C.   If Seller consummates a transaction with an Alternate Bidder pursuant to, and in accordance with, the provisions set forth in Section 11.2 of this Agreement.

D.   [Reserved.]

E.   If the Bankruptcy Court has not entered the Sale Approval Order, on or before July 26, 2006 or by such later date agreed to in writing by the Seller and Purchaser (the “Termination Date”) or such Sale Approval Order is subject to a stay or injunction; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1.1.E shall not be available to Purchaser if Purchaser shall have failed to perform, or caused any of its respective Affiliates to perform, any of its respective material obligations under this Agreement.

9.1.2.   By Purchaser.   By Purchaser (provided that Purchaser is not then in material breach of any representation, warranty, covenant or other agreement contained herein) (i) at any time prior to Closing, if a Material Adverse Effect shall have occurred, Purchaser may terminate within ten (10) Business Days after receiving written notice of such event, so long as such event is continuing at the time of any such termination; (ii) if Verizon Services Corp. has terminated, threatened to terminate, or Verizon otherwise evidences an intent to terminate the Verizon Contract or materially reduce the amount of business conducted pursuant to the Verizon Contract; (iii) two (2) Business Days following the closing of a Sale with a party other than Purchaser; or (iv) if the Closing shall not have occurred by August 31, 2006.

9.1.3.   By Seller.   Provided Seller is not in default of its obligations under this Agreement, by Seller if the Closing shall not have occurred on or before fifteen (15) days following the entry of the Sale Approval Order, or if such day is not a Business Day, then on the next immediately following Business Day.

9.2.   Notice of Termination.   In the event of any termination pursuant to this Article 9, written notice thereof setting forth the reasons therefor shall promptly be given to the other Party and the transactions contemplated by this Agreement shall be terminated, without further action by any Party.

9.3.   Procedure and Effect of Termination.   In the event of termination and abandonment of the transactions contemplated hereby pursuant to Section 9.1, written notice thereof shall forthwith be given to the other Parties to this Agreement, and this Agreement shall terminate (subject to the provisions of this Article 9) and the transactions contemplated by this Agreement shall be abandoned, without further action by any of the parties hereto.  Subject to Section 4.1.1 and this Section 9.3, if this Agreement is terminated pursuant to Section 9.1 hereof, then Seller shall, within two (2) Business Days following such termination, return the Deposit Amount to Purchaser. If this Agreement is terminated as provided herein no Party shall have any liability or further obligation to any other Party resulting from such termination except for the provisions of: (i)(a) Purchasers’ obligations under that certain confidentiality agreement between the Parties dated June 8, 2006; (b) Article 9 (Termination); and (c) Sections 4.1.1 (Deposit Amount), 13.2 (Notice), 13.3 (Assignment), 13.4 (Entire Agreement), 13.5 (Waiver), 13.8 (Expenses), 13.12 (Governing Law), 13.13 (Public Announcements), 13.15 (Venue and Retention

of Jurisdiction) and 13.18 (Dispute Resolution), all of which shall remain in full force and effect; and (ii) no party waives any claim or right against a breaching party in respect of any of its representations, warranties, covenants or agreements set forth in this Agreement occurring prior to such termination; provided, however, that in the event Seller is entitled to receive the Deposit Amount, the right of Seller to receive such amount shall constitute Seller’s sole remedy for (and such amount shall constitute liquidated damages in respect of) any breach by Purchaser of any of its representations, warranties, covenants or agreements set forth in this Agreement. In connection with any termination of this Agreement, all filings, applications and other submissions made pursuant to the transactions contemplated by this Agreement shall, to the extent practicable, be withdrawn from the agency or Person to which made.

10.                               OTHER TAX MATTERS:

10.1.   Seller will be responsible for the preparation and filing of all Tax Returns for the Business for all periods for which Tax Returns are due prior to the Closing, including amended returns, applications for loss carryback refunds and applications for estimated tax refunds. Purchaser shall make available to Seller (and to Seller’s accountants and attorneys) any and all books and records and other documents and information in its possession or control reasonably requested by Seller to prepare these Tax Returns. Seller will make all payments required with respect to any such Tax Return.

10.2.   Purchaser will be responsible for the preparation and filing of all Tax Returns for the Business for all periods for which Tax Returns are due after the Closing (other than for Taxes with respect to periods for which the consolidated, unitary and Tax Returns of Seller will include the operations of the Business). Purchaser shall be responsible for and shall pay when due all Taxes attributable, levied or imposed upon or incurred in connection with the Acquired Assets and the Business pertaining to: (a) any period ending after the Closing Date; and (b) the portion of any Taxes for which Purchaser is liable as determined in accordance with Section 10.3 below.

10.3.   For purposes of this Article 10 and Section 2.3, whenever it is necessary to allocate the liability for Taxes for a Straddle Period, the determination of the Taxes of the Business for the portion of the Straddle Period ending at the end of the Closing Date (the “Pre-Closing Portion”) and the portion of the Straddle Period beginning after the Closing Date (the “Post-Closing Portion”) will be determined by assuming that the Straddle Period consisted of two taxable years or periods, one of which ended at the close of business on the Closing Date and the other of which began at the beginning of the day after the Closing Date, and items of income, gain, deduction, loss or credit related to the Acquired Assets and the Business for the Straddle Period will be allocated between such two (2) taxable years or periods on a “closing of the books basis” by assuming that the books associated with the Business were closed at the end of the Closing Date; provided, however, that all real property taxes, personal property taxes, ad valorem obligations and similar taxes imposed on a periodic basis, in each case levied with respect to the Acquired Assets (other than Taxes resulting from the transactions described herein as provided for in Section 10.1) for a Straddle Period shall be apportioned between Seller and Purchaser as of the Closing Date based on the number of days of such taxable period up to and including the Closing Date and the number of days of such taxable period following the Closing Date. Seller shall be liable for the proportionate amount of such taxes that is attributable to the period up to and including the Closing Date; Purchaser shall be liable for the proportionate amount of such taxes that is attributable to the period following the Closing Date.

10.4.   Seller and Purchaser will cooperate in connection with: (i) the preparation of filing of any Tax Return, Tax election, Tax consent or certification or any claim for a Tax refund; (ii) any determination of liability for Taxes; and (iii) any audit, examination or other proceeding in respect of Taxes related to the Business or the Acquired Assets. Such cooperation includes a reasonable amount of direct access to accounting, engineering and contracting personnel, subject to availability, which shall not be unreasonably restricted, and advance notice to Purchaser’s chief financial officer.

10.5.   Seller shall not, and shall not cause the Business to make, revoke or amend any tax election, execute any waiver of restrictions or tax assessments or collections or extensions if there will be any impact on Purchaser as a result of doing so.

11.                               BANKRUPTCY MATTERS:

11.1.   Court Approval.   It is a material inducement to Purchaser to be able to acquire the Acquired Assets pursuant to the provisions of Sections 363 and 365 of the Bankruptcy Code, including in particular free and clear of Liens pursuant to Section 363(f) of the Bankruptcy Code. Therefore, notwithstanding anything in this Agreement to the contrary, any and all obligations of Purchaser under this Agreement are subject to the entry of the Sale Approval Order approving this Agreement and the transaction specified herein, and ordering, finding or concluding that, among other things:  (a) notice of the Sale Motion and the transactions contemplated hereunder was proper and sufficient to all parties entitled to such notice; (b) the sale of the Acquired Assets to Purchaser is approved pursuant to Section 363(b) of the Bankruptcy Code; (c) the assumption and assignment of the Assumed Contracts to the Purchaser is approved pursuant to Section 365 of the Bankruptcy Code and that the Cure Amounts to be paid by the Seller on the Closing Date to the non-debtor parties to the Assumed Contracts satisfy all monetary obligations and defaults of the Seller to those non-debtor third parties required to be cured pursuant to Section 365(b)(1) of the Bankruptcy Code; (d) the sale of the Acquired Assets to the Purchaser pursuant to this Agreement will be free and clear of all known and unknown Liens pursuant to Section 363(f) of the Bankruptcy Code; (e) Purchaser is not a continuation of Seller or its estate, there is no continuity of enterprise between Seller and Purchaser, Purchaser is not a successor to Seller or its estate and the transactions contemplated by this Agreement do not amount to, or otherwise constitute a consolidation, merger or de facto merger of Purchaser and Seller or its estate; (f) Purchaser has acted in good faith within the context of and is entitled to the protections of Section 363(m) of the Bankruptcy Code; (g) the transactions contemplated hereunder are not avoidable pursuant to Section 363(n) of the Bankruptcy Code; (h) Purchaser is not assuming or acquiring any of Seller’s liabilities except as specifically provided in this Agreement; and (i) the Sale Approval Order shall be effective immediately notwithstanding the provisions of Bankruptcy Rules 6004(g) and 6006(d). Seller shall be responsible for making all appropriate filings relating thereto with the Bankruptcy Court, which filings shall be submitted to the Purchaser as far prior to their filing with the Bankruptcy Court as reasonably practicable for the Purchaser’s prior review and, solely with respect to the Sale Approval Order, approval, which shall not be unreasonably withheld or delayed. Should Seller not have received Purchaser’s approval of the Sale Approval Order prior to Seller’s deadline for filing with the Bankruptcy Court, Seller may file such documents with the Bankruptcy Court and may submit a revised Bidding Procedures Order and/or Sale Approval Order reflecting agreed modifications thereto, if any, to the Bankruptcy Court prior to the hearing thereon.

11.2.   Sale Hearing. The hearing on the approval of the Sale to the Purchaser (“Sale Hearing”) will be held before the Honorable Robert Drain on July 19, 2006 at 10:00 a.m. (New York City time) at the United States Bankruptcy Court for the Southern District of New York, located in New York, New York, but may be adjourned or rescheduled without further notice by an announcement of the adjourned date at the Sale Hearing. At the Sale Hearing, Seller shall seek approval of Purchaser’s Qualified Bid, as well as the second highest or best Qualified Bid(s) (the “Alternate Bid(s)” and such bidder(s), the “Alternate Bidder(s)”). Seller’s presentation to the Bankruptcy Court of the Purchaser’s Qualified Bid and Alternate Bid(s) shall not constitute Seller’s acceptance of Purchaser’s Qualified Bid or any Alternate Bid(s), which acceptance shall only occur upon approval of such bid(s) by the Bankruptcy Court at the Sale Hearing. Following approval of the sale to the Purchaser, if the Purchaser fail(s) to consummate the sale because of: (i) failure of a condition precedent beyond the control of either Seller or Purchaser; or (ii) a breach or failure to perform on the part of Purchaser, then the Alternate Bid(s) shall be deemed to be the highest or otherwise best offer(s) for the Acquired Assets and the Business received at the Auction and Seller shall effectuate a sale to the Alternate Bidder(s) without further order of the Bankruptcy Court.

12.                               INDEMNIFICATION:

12.1.   Seller’s Agreement to Indemnify.   If the Closing occurs and Purchaser makes a written claim for indemnification against Seller in accordance with the procedures set forth in this Article 12 prior to the Expiration Date, then Seller agrees to indemnify and hold harmless Purchaser subject to the terms of this Article 12, from and after the Closing, from and against all out-of-pocket liabilities, claims, assessments, losses, judgments, settlements, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) (collectively, the “Purchaser Damages”) incurred by Purchaser as a result of or arising out of: (i) those Retained Liabilities and those Excluded Assets that are retained at Closing by Seller; (ii) a breach of any representation or warranty in this Agreement; (iii) any covenant to be performed on or before Closing; or (iv) a breach of any agreement or covenant of Seller in this Agreement to be performed after Closing; and the sole source to satisfy any remedy with respect to (i) and (ii) above shall be the Escrow Amount, and the limit of Seller’s obligation with respect to clauses (i) and (ii) above, shall be $975,000.00. Notwithstanding the foregoing, any claim based on clause (iii) must be made within one hundred eighty (180) days after the Closing Date. As soon as possible after the Expiration Date, the Escrow Amount, including all cash, interest accrued thereon and other property retained by the Escrow Agent, will be delivered to Seller by the Escrow Agent, less an amount necessary to satisfy the amount of all then outstanding claims by Purchaser for Purchaser Damages in accordance with the terms of the Escrow Agreement.

12.2.   Purchaser’s Agreement to Indemnify.   If the Closing occurs and Seller makes a written claim for indemnification against Purchaser in accordance with the procedures set forth in this Article 12, then, from and after the Closing, Purchaser shall indemnify and hold harmless Seller from and against all out-of-pocket liabilities, claims, assessments, losses, judgments, settlements, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) (collectively, the “Seller Damages”) incurred by Seller as a result of or arising out of: (i) the Assumed Liabilities; (ii) a breach of any representation or warranty of Purchaser contained herein; (iii) any covenant to be performed on or before Closing; (iv) a breach of any agreement or covenant of Purchaser contained herein to be performed after Closing; or (v) the use, operation or ownership of the Business or any of the Acquired Assets after the Closing unless such matters are of a nature also subject to indemnification pursuant to Section 12.1. The maximum amount of Purchaser’s obligations under clauses (i), (ii) and (v) above shall be $975,000.00. Notwithstanding the foregoing, any claim based on clause (iii) must be made within one hundred eighty (180) days after the Closing Date.

12.3.   Limitations on Agreements to Indemnify.   The obligations of either Party to indemnify the other pursuant to this Article 12 are subject to the following limitations:

12.3.1.   Each Party agrees that, from and after the Closing, the indemnification provided in this Article 12 is the exclusive remedy for a breach by the other Party of any representation, warranty, agreement or covenant contained in this Agreement, and that there shall be no other remedy for any breach by a party in respect of any claim for monetary damages arising out of or under this Agreement;

12.3.2.   In calculating amounts payable to an indemnified party, the amount of any indemnified Purchaser Damages or Seller Damages, as the case may be, shall be determined without duplication of any other damages for which a claim has been made or could be made under any other representation, warranty, covenant or agreement included herein;

12.3.3.   Any written notice delivered by an indemnified party to an indemnifying party seeking indemnification pursuant to this Agreement shall set forth, with as much specificity as is reasonably practicable, the basis of the claim, the sections of this Agreement which form the basis for the claim, and, to the extent reasonably practicable, a reasonable estimate of the amount of the Purchaser Damages or Seller Damages, as the case may be, that have been or may be sustained by such indemnified party; and

12.3.4.   Notwithstanding any other provision of this Agreement, in no event shall an indemnified party be entitled to indemnification pursuant to this Agreement to the extent any Purchaser Damages or Seller Damages, as the case may be, were attributable solely to the indemnified party’s own gross negligence or willful misconduct.

12.3.5.   No indemnifying party shall be liable to an indemnified party until the amount of all indemnifiable damages of such indemnified party in the aggregate exceeds USD $20,000.00, after which point the indemnifying party will be obligated to the indemnified party for all damages (and not just the amount in excess of such amount).

To the extent an indemnifying party makes any indemnification payment pursuant this Article 12 for which the indemnified party has a right to recover against a third party (including an insurance company), the indemnifying party shall be subrogated to the right of the indemnified party to seek and obtain recovery from such third party.

12.4.   Third Party Indemnification Procedures.   The obligations of any indemnifying party to indemnify any indemnified party under Sections 12.1 or 12.2 with respect to Purchaser Damages or Seller Damages, as the case may be, resulting from the assertion of liability by third parties (including Governmental Entities) (an “Indemnification Claim”), shall be subject to the following terms and conditions:

12.4.1.   Any party against whom any Indemnification Claim is asserted shall give the party required to provide indemnity hereunder written notice of any such Indemnification Claim promptly after learning of such Indemnification Claim (with such notice satisfying the requirements of Section 12.3.3), and, to the extent such matter involves a third party claim, the indemnifying party may, at its option, undertake the defense thereof by representatives of its own choosing and shall provide written notice of any such undertaking to the indemnified party. Failure to give prompt written notice of a Indemnification Claim hereunder shall not affect the indemnifying party’s obligations under this Article 12, except to the extent that the indemnifying party is actually prejudiced by such failure to give prompt written notice. The indemnified party, at the indemnifying party’s expense, shall, and shall cause its employees and representatives to, reasonably cooperate with the indemnifying party in connection with the settlement or defense of such Indemnification Claim and shall provide the indemnifying party with all available information and documents concerning such Indemnification Claim. If the indemnifying party, within thirty (30) days after written notice of any such Indemnification Claim, fails to assume the defense of such Indemnification Claim, the indemnified party against whom such claim has been made shall (upon further written notice to the indemnifying party) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk, and at the expense, of the indemnifying party.

12.4.2.   Anything in this Section 12.4 to the contrary notwithstanding: (i) the indemnified party shall not settle a claim for which it is indemnified without the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld, conditioned or delayed; and (ii) the indemnifying party shall not enter into any settlement or compromise of any action, suit or proceeding, or consent to the entry of any judgment for relief other than monetary damages to be borne exclusively by the indemnifying party, without the prior written consent of the indemnified party, which consent shall not be unreasonably withheld, conditioned or delayed.

13.                               MISCELLANEOUS:

13.1.   Bulk Sales Laws.   Seller and Purchaser hereby waive compliance by Seller with the provisions of the bulk sales Law of any state or foreign jurisdiction.

13.2.   Notices.   All notices, requests, consents or other communications permitted or required under this Agreement shall be in writing and shall be deemed to have been given when personally delivered, or when sent if sent via facsimile (with receipt confirmed), or on the first business day after sent by reputable overnight carrier, or on the third business day after sent by registered or certified first class mail (with receipt confirmed), to the following:

If to Seller:	MOBILEARIA, INC.
800 West El Camino Real, Suite 240
Mountain View, California 94040
Attn: President — Richard Lind
Fax No.: 650-937-1078

With a copy to:	DELPHI CORPORATION
5725 Delphi Drive
Troy, Michigan 48098
Attn: Assistant General Counsel - Commercial & Transactional
Fax No.: 248-813-2491

With a copy to:	DLA Piper
2000 University Avenue
East Palo Alto, California 94303
Attn: Jim Koshland
Fax No.: 650-833-2001

If to Purchaser:	@ROAD, INC.
47071 Bayside Parkway
Fremont, California 94538
Attn: James D. Fay
Tel No.: 510-668-1638
Fax No.: 510-687-2040

With a copy to:	HELLER EHRMAN LLP
7 Times Square
New York, New York 10036
Attn: Carren Shulman, Esq.
Fax No.: 212-763-7600

provided, however, if either Party shall have designated a different addressee by notice, then to the last addressee so designated.

13.3.   Assignment.   This Agreement shall be binding and inure to the benefit of the successors and assigns of each of the Parties and their Affiliates, but no rights, obligations, duties or liabilities of either Party may be assigned without the prior written consent of the other, which shall not be unreasonably withheld.

13.4.   Entire Agreement.   This Agreement, together with the Ancillary Agreements, represents the entire agreement and understanding between the Parties with respect to the transactions contemplated herein. This Agreement supersedes all prior agreements, understandings, arrangements, covenants, representations or warranties, written or oral, by any officer, employee or representative of either Party dealing with the subject matter hereof.

13.5.   Waiver.   Any waiver by Seller or Purchaser of any breach or of a failure to comply with any provision of this Agreement: (i) shall be valid only if set forth in a written instrument signed by the Party to be bound; and (ii) shall not constitute, or be construed as, a continuing waiver of such provision, or a waiver of any other breach of, or failure to comply with, any provision of this Agreement. At any time prior to the Closing Date, the Parties may: (a) extend the time for the performance of any of the obligations or other acts of the other Parties hereto; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions contained herein. Except as otherwise expressly provided herein, any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

13.6.   Severability.   Should any provision, or any portion thereof, of this Agreement for any reason be held invalid or unenforceable, such decision shall not affect the validity or enforceability of any of the other provisions, or portions thereof, of this Agreement, which other provisions, and portions, shall remain in full force and effect, and the application of such invalid or unenforceable provision, or portion thereof, to persons or circumstances other than those as to which it is held invalid or unenforceable shall be valid and be enforced to the fullest extent permitted by Law.

13.7.   Amendment.   This Agreement may only be amended only in writing by duly authorized representatives or officers of the Parties.

13.8.   Expenses.   Except as set forth in any Ancillary Agreement, each Party shall be responsible for its own expenses incurred in connection with the preparation of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby.

13.9.   Third Parties.   Nothing contained in this Agreement, express or implied, is intended to or shall be construed to confer upon or give to any person, firm, corporation, association, labor union or trust (other than the Parties, their Affiliates and their respective permitted successors and assigns), any claims, rights or remedies under or by reason of this Agreement.

13.10.   Headings.   The headings contained in this Agreement are inserted for convenience only and shall not be deemed to constitute a part of this Agreement.

13.11.   Counterparts.   More than one counterpart of this Agreement may be executed by the Parties, and each fully executed counterpart shall be deemed an original.

13.12.   Governing Law.   This Agreement shall be construed and enforced in accordance with the laws of the State of New York and, to the extent applicable the Bankruptcy Code, without giving effect to rules governing the conflict of laws.

13.13.   Public Announcements.   Seller and Purchaser will consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, and shall not issue any press release or make any public statement without mutual consent, except as may be required by Law and then only with such prior consultation.

13.14.   Sales or Transfer Taxes.   All sales taxes, documentary and stamp taxes, transfer taxes, use taxes, gross receipts taxes, excise taxes, value-added gross receipt taxes or similar charges and all charges for filing and recording documents in connection with the transfer of the Acquired Assets (including intellectual property filing and recording fees) shall be paid by Purchaser.

13.15.   Venue and Retention of Jurisdiction.   All actions brought, arising out of or related to the transactions contemplated in this Agreement shall be brought in the Bankruptcy Court, and the Bankruptcy Court shall retain jurisdiction to determine any and all such actions.

13.16.   Risk of Loss.   Prior to the Closing, all risk of loss, damage or destruction to all or any part of the Acquired Assets or the Business shall be borne exclusively by the Seller.

13.17.   Enforcement of Agreement.   The Parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to all other remedies available at law or in equity.

13.18.   Dispute Resolution.   Seller and Purchaser will, in the first instance, attempt to settle any and all claims or disputes arising in connection with this Agreement or any Ancillary Agreement by good faith negotiations by senior management of each party. If the dispute is not resolved by senior management within thirty (30) days after delivery of a written request for such negotiation by either party to the other, either party may make a written demand (the “Demanding Party”) for formal dispute resolution (the “Notice”) and specify therein in reasonable detail the nature of the dispute. Within fifteen (15) business days after receipt of the Notice, the receiving party (the “Defending Party”) shall submit to the other a written response. The Notice and the response shall include: (i) a statement of the respective party’s position and a summary of arguments supporting that position; and (ii) the name and title of the executive who will represent that party and of any other person who will accompany the executive to meetings of the parties. Within fifteen (15) business days after such written notification, the executives (and others named in the Notice or response) will meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. All reasonable requests for information made by one party to the other will be honored promptly. All negotiations pursuant to this Section 13.18 are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. In any case, the Parties agree not to commence any litigation actions until the expiration of ninety (90) days after the date of the Notice, and all such actions are subject to Section 13.15 above.

13.19.   No Right of Setoff.   Neither party hereto nor any Affiliate thereof may deduct from, set off, holdback or otherwise reduce in any manner whatsoever any amount owed to it hereunder or pursuant to any Ancillary Agreement against any amounts owed hereunder or pursuant to any Ancillary Agreement by such Persons to the other party hereto or any of such other party’s Affiliates.

13.20.   Limitation on Damages.   NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, INCLUDING ARTICLE 12, IN NO EVENT SHALL PURCHASER OR SELLER BE LIABLE FOR, OR BEAR ANY OBLIGATION IN RESPECT OF, ANY PUNITIVE, INCIDENTAL, INDIRECT, SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES OF ANY KIND OR CHARACTER OR ANY DAMAGES RELATING TO, OR ARISING OUT OF, DIMINUTION IN VALUE, LOST PROFITS OR CHANGES IN RESTRICTIONS ON BUSINESS PRACTICES.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers.

MOBILEARIA, INC.		@ROAD, INC.

By:	/s/ Richard C. Lind	By:	/s/ Michael Martini
Print Name: Richard C. Lind		Print Name: Michael Martini
Title: President		Title: CFO